Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 27, 2008 (the "Agreement Date"), by and among Adaptec, Inc., a Delaware corporation (the "Purchaser"), Ariel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Purchaser (the "Merger Sub"), Aristos Logic Corporation, a Delaware corporation (the "Company"), and TPG Ventures, L.P. solely in its capacity as the representative of the Stockholders as provided herein (the "Stockholder Representative"). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

R E C I T A L S

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Purchaser and the Company consummate the merger and other transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors of the Merger Sub and the Company have authorized and approved the merger of the Merger Sub with and into the Company in accordance with the provisions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Purchaser's willingness to enter into this Agreement, each employee of the Company listed on Exhibit B-1 (each, a "Key Employee") is executing and delivering to Purchaser an Employment Offer Letter substantially in the form attached hereto as Exhibit B-2 (the "Employment Offer Letter"), in each case to become effective upon the Closing.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1   The Merger. In accordance with the provisions of this Agreement, at the Effective Time, the Merger Sub will be merged with and into the Company in a statutory merger in accordance with the provisions of the Delaware General Corporation Law ("DGCL") and the provisions of this Agreement (the "Merger"). Upon the Effective Time of the Merger, the Company will continue in existence as the surviving corporation of the Merger and as a wholly owned subsidiary of the Purchaser (the "Surviving Corporation"), and the separate corporate existence of the Merger Sub will cease.

1.2   Closing; Effective Time and Actions at the Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, at a time and date to be specified by the parties, which will be no later than the third Business Day after the satisfaction or waiver of the conditions, set forth in Article 6, or at such other time, date and location as the Purchaser and the Company may agree in writing (the "Closing Date"). On the Closing Date:

  Effective Time. The Merger will be consummated by the filing of a certificate of merger in substantially the form attached hereto as Exhibit D (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL. The time and date that the Merger becomes effective in accordance with Sections 103 and 251 of the DGCL is referred to in this Agreement as the "Effective Time."

  General Deliveries. The parties will deliver or cause to be delivered the various certificates, instruments and documents referred to in Article 6, except to the extent that any obligation hereunder to make any such delivery is waived in accordance with this Agreement.

  Escrow Agreement; Escrow Fund.

    The Purchaser, the Stockholder Representative and U.S. Bank, N.A. (the "Escrow Agent") acting as the escrow agent, will execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit E (the "Escrow Agreement").

    At the Effective Time, the Purchaser will withhold an amount equal to the Escrow Amount from the Net Merger Consideration payable to the Series G Holders pursuant to Section 2.1(b)(i) and specifically will withhold from each Series G Holder an amount of the Net Merger Consideration equal to such Series G Holder's Pro Rata Share of the Escrow Amount. The Escrow Amount will not be withheld from the payments due in respect of any shares of Series G Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which constitute and remain Dissenting Shares (as defined herein). The Purchaser will deposit with the Escrow Agent via wire transfer, after the Effective Time, an amount equal to the Escrow Amount. The Escrow Agent will establish a separate escrow account to hold the Escrow Amount (the "Escrow Fund") in trust which amount (plus any interest paid on such Escrow Amount), will be payable to the Series G Holders less any amount paid in respect of Indemnification Claims and any amount withheld in the Escrow Fund with respect to any pending Indemnification Claims, in accordance with this Agreement and the Escrow Agreement. The Escrow Fund will be deemed to have been withheld from each Series G Holder according to such Series G Holder's Pro Rata Share.

    If, when and to the extent amounts are released from the Escrow Fund after the Effective Time as provided in Section 2.8 hereof, the Series G Holders shall be entitled to receive in cash an amount equal to the amount of the Escrow Amount to be released, payable to each Series G Holder according to such Series G Holder's Pro Rata Share.

    The adoption of this Agreement and approval of the Merger by the Stockholders will constitute approval of the Escrow Fund and the Escrow Agreement (including without limitation the payments made pursuant to Section 2.3).

  Payment to Series G Holders. After the Effective Time, the Purchaser and the Escrow Agent (as applicable) will pay to the Series G Holders the applicable portion of the Net Merger Consideration payable to them in accordance with Article 2 and other applicable provisions of this Agreement and the Escrow Agreement.

1.3   Effects of the Merger. At and upon the Effective Time, the Merger will have all of the effects provided by the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, all assets and properties (real or personal), rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub will become debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation and Bylaws. At and upon the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended in accordance with the DGCL. At and upon the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to read as set forth in the Bylaws of the Merger Sub that are in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such bylaws.

1.5   Directors. Immediately after the Effective Time, the individuals who are the members of the board of directors of the Merger Sub as of immediately prior to the Effective Time shall be appointed, and will be and become, the only members of the board of directors of the Surviving Corporation and the only members of the board of directors of each Subsidiary of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation (with respect to the Surviving Corporation) or the relevant charter documents of its Subsidiary (with respect to its Subsidiary), as applicable, or as otherwise provided by Law.

1.6   Officers. Immediately after the Effective Time, the individuals who are the officers of the Merger Sub immediately prior to the Effective Time shall be appointed, and will be and become the only officers of the Surviving Corporation and of each Subsidiary of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

1.7   Approval of Stockholder Representative. The adoption of this Agreement and approval of the Merger by the Stockholders will constitute approval of the appointment of the Stockholder Representative for all purposes of this Agreement and any agreements entered into pursuant to this Agreement.

ARTICLE 2
EFFECT OF MERGER; EXCHANGE PROCEDURES

2.1   Merger Consideration.

  For the purposes hereof, the following definitions will apply:

    "Escrow Amount" means an amount equal to fifteen percent (15%) of the Net Merger Consideration.

    "Base Consideration" means Forty-One Million United States Dollars (US$41,000,000).

    "Net Merger Consideration" means the dollar amount that is equal to the Base Consideration, minus, without duplication, the sum of (A) the maximum amount payable under the

    Management Liquidation Pool, (B) the total amount of all Closing Indebtedness, (C) the total amount of the Purchaser Closing Loan Balance, (D) the maximum amount payable under the Special Employee Bonus Pool, (E) the total amount of all Closing Expenses, (F) the Excess Company Closing Liabilities and (G) any payments made by the Company after August 4, 2008 in respect of any of the items set forth in (A) through (E) hereof.

  Conversion/Treatment of Company Capital Stock.

    Company Capital Stock. As of the Effective Time, the shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Sections 1.2, 2.1(b)(ii) and 2.6 hereof) shall, upon the terms and subject to the conditions set forth in this Agreement (including without limitation the provisions of Sections 1.2(c) and 1.2(d) hereof (regarding withholding of the Escrow Amount in the Escrow Fund), Section 2.6 (regarding Dissenting Shares) and Article 9 hereof (regarding indemnification and potential forfeiture of the Escrow Amount)), be converted by reason of the Merger, as follows:

      Series G Preferred Stock. At the Effective Time, each share of Series G Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any such share for so long as it is a Dissenting Share) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted automatically into and represent the right to receive an amount of cash (without interest) equal to the Series G Cash Amount Per Share (subject, without limitation, to the withholding of the Escrow Amount). It is acknowledged and agreed that the amount of cash each Series G Holder is entitled to receive for the shares of Series G Preferred Stock held by such Series G Holder in any payment made hereunder shall be rounded to the nearest whole cent after aggregating all shares of Series G Preferred Stock held by such Series G Holder; and

      Other Capital Stock. At the Effective Time, each share of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B-1 Preferred Stock and Common Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished without any present or future right to receive any portion of the Net Merger Consideration or any other payment or consideration, there being insufficient funds to qualify for any distribution in accordance with the Company's certificate of incorporation and agreements entered into by and among the Company and the Stockholders.

    Treasury Stock. At and upon the Effective Time, each share of Company Capital Stock that is issued and outstanding and owned by the Company or any of its Subsidiaries immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

    Generally. At and upon the Effective Time, all shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time shall automatically cease to be issued and outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing such shares of Company Capital Stock will cease to have any rights with respect thereto, except any right to receive any Net Merger Consideration with respect to the shares of Series G Preferred Stock represented by such certificate that were issued and outstanding immediately prior to the Effective Time in accordance with the provisions of this Article 2.

  Conversion of Merger Sub Capital Stock. As of the Effective Time, each share of capital stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully-paid and non-assessable share of common stock, $0.0001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of capital stock of the Merger Sub are so converted shall be the only shares of capital stock of the Surviving Corporation and the only securities of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

2.2   Options, Warrants and Other Rights to Acquire Company Capital Stock.

  Options. No Options, whether vested or unvested, will be assumed by the Purchaser. Subject to the terms and conditions of this Agreement, at the Effective Time, each Option that is issued and outstanding immediately prior to the Effective Time will be duly, validly and entirely cancelled, terminated and extinguished in accordance with its terms, the terms of the Stock Option Plan and/or a written agreement (in form and substance reasonably satisfactory to the Purchaser) executed by each holder of such Option and delivered to the Company and the Purchaser, effective as of the Effective Time without any conversion thereof and without any present or future right of the holder thereof to receive any portion of the Net Merger Consideration or any other payment or consideration for or in respect of such Option, and each such Option shall cease to have any further force or effect upon the Effective Time. Prior to the Effective Time, (i) the Company shall cause each holder of Options to execute and deliver a written agreement (in form and substance reasonably satisfactory to the Purchaser) to effect the termination, cancellation and extinguishment of such Options in accordance with this Section 2.2(a) contingent upon, and by no later than, immediately prior to the Effective Time and (ii) the Company will provide any other required notices and obtain any necessary consents required under the Stock Option Plan, the Options, or any other agreement to effect the purposes and intent of this Section 2.2(a) and the termination of all outstanding Options at the Effective Time (the documentation required pursuant to the preceding clauses (i) and (ii) is collectively referred to herein as the "Option Termination Documentation").

  Warrants. No Warrants, whether vested or unvested, will be assumed by the Purchaser. Subject to the terms and conditions of this Agreement, at the Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time will be duly, validly and entirely cancelled, terminated and extinguished in accordance with its terms and/or the terms of a written agreement (in form and substance reasonably satisfactory to the Purchaser) executed by the holder of such Warrant and delivered to the Company and the Purchaser, effective as of the Effective Time without any conversion thereof and without any present or future right of the holder thereof to receive any portion of the Net Merger Consideration or any other payment or consideration, and each such Warrant shall cease to have any further force or effect upon the Effective Time. Prior to the Effective Time, (i) the Company will provide any notice or notices (subject to reasonable review by Purchaser) to each holder of Warrants as may be required under the terms of such Warrants to terminate all outstanding Warrants contingent upon, and by no later than, immediately prior to the Effective Time (except to the extent such Warrants are validly exercised by such holder prior to the Effective Time) and (ii) the Company shall cause each holder of Warrants to execute and deliver to the Company and the Purchaser such written agreements, in form and substance reasonably satisfactory to the Purchaser, as may be required to effect the cancellation, termination and extinguishment of such Warrants in accordance with this Section 2.2(b) contingent upon, and by no later than, immediately prior to the Effective Time (except to the extent such Warrants are validly exercised by such holder prior to the Effective Time) (the documentation required pursuant to the preceding clauses (i) and (ii) is collectively referred to herein as the "Warrant Termination Documentation").

  Generally. The Company will take all actions necessary or appropriate so that: (i) at the Effective Time, all Options, Warrants and other securities that are, directly or indirectly, convertible into or exchangeable or exercisable for, Company Capital Stock and other rights to purchase or otherwise acquire Company Capital Stock will be cancelled, terminated and extinguished and the Stock Option Plan will be terminated, including without limitation entering into such Contracts with holders of Options and Warrants as are necessary to effect the cancellation, termination and extinguishment of all Options and Warrants as of the Effective Time and as are reasonably acceptable in form and substance to the Purchaser; (ii) the Stockholders will, on and after the Closing, have no right, title or interest in or to the Company, the Surviving Corporation or any securities of the Company or the Surviving Corporation (other than the right to receive any Net Merger Consideration they are entitled to receive as expressly provided in Section 2.1(b) of this Agreement), and (iv) no Person holding any securities of the Company prior to the Effective Time will have any option or other right to purchase or otherwise acquire any securities of the Purchaser, the Merger Sub or the Surviving Corporation by virtue of any such securities of the Company or any act or omission of the Company or its agents.

2.3   Management Liquidation Pool.

  Subject to the provisions of this Section 2.3, upon the consummation of the Merger at the Effective Time, a pool of cash will be set aside for distribution to and among the Participating Employees in the aggregate amount equal to fifteen percent (15%) of the Liquidation Pool Base (such pool of cash, the "Management Liquidation Pool"). The "Liquidation Pool Base" means that amount equal to the Base Consideration minus the Closing Indebtedness.

  No later than two Business Days prior to the Closing, the Company will deliver to the Purchaser a spreadsheet setting forth (A) the name, address and social security number of each employee of the Company who is entitled to participate in the Management Liquidation Pool pursuant to the terms of that certain Sixth Amended and Restated Investor Rights Agreement dated July 27, 2007, as amended (the "IRA") (the "Participating Employees"), (B) the classification of each Participating Employee as a Level 1 Employee, Level 2 Employee, Level 3 Employee, Level 4 Employee or a Transitional Employee (C) the respective amounts payable to each such Participating Employee from the Management Liquidation Pool and such other information relevant thereto or which Purchaser may reasonably request (such spreadsheet, the "Management Liquidation Pool Allocation Schedule"). Upon receipt by the Purchaser and approval thereof (which will not be unreasonably withheld), the Management Liquidation Pool Allocation Schedule will be appended to this Agreement as Exhibit F hereto.

  Each Participating Employee will be paid from the Management Liquidation Pool an amount of cash determined in accordance with the Management Liquidation Pool Allocation Schedule at the times and subject to the terms and conditions set forth in Section 2.3(c) of the Company Disclosure Schedule and Section 2.10.

  Notwithstanding the foregoing, no Participating Employee shall be entitled to receive any payment pursuant to this Section 2.3 or in respect of the Management Liquidation Pool unless and until such Participating Employee has executed and delivered to the Purchaser a bonus, benefits waiver and release agreement substantially in the form attached hereto as Exhibit G (the "Waiver and Release Agreement"), pursuant to which such Participating Employee shall (i) affirmatively agree that the terms and conditions of the Management Liquidation Pool as set forth in this Section 2.3, including without limitation Section 2.3(c) of the Company Disclosure Schedule and the amounts payable to such Participating Employee as set forth in the Management Liquidation Pool Allocation Schedule, are agreed to and accepted by such Participating Employee, are and shall be binding on such Participating Employee and shall entirely supersede and replace any and all prior agreements and/or understandings, if any, of such Participating Employee with respect to such Participating Employee's participation in the Management Liquidation Pool pursuant to Section 4 of the IRA or otherwise, as applicable, and (ii) release and waive any claims that such Participating Employee may have against the Purchaser, the Surviving Corporation, the Company, the Merger Sub, and any of their respective officers, directors, employees and Affiliates arising out of the Merger, this Agreement or any of the Ancillary Agreements, except for (A) any payment due to such Participating Employee under (and in accordance with) the provisions of this Section 2.3 and (B) any payment due to such Participating Employee under the Special Employee Bonus Pool.

2.4   Exchange.

  Exchange Procedures. The following exchange procedures will govern the exchange of the shares of Company Capital Stock at or following the Effective Time:

    Preliminary Merger Consideration Allocation Schedule. Attached hereto as Exhibit H-1 is a preliminary merger consideration allocation schedule prepared by the Company (the "Preliminary Merger Consideration Allocation Schedule") which sets forth the preliminary allocation of the Net Merger Consideration and the Closing Payment among the Series G Holders and the preliminary calculation of the Net Merger Consideration and the Closing Payment. The Company and the Stockholder Representative expressly acknowledge that (A) the Preliminary Merger Consideration Allocation Schedule sets forth the contemplated allocation of the Net Merger Consideration and the Closing Payment and other payments payable in accordance with this Article 2, and (B) such allocation complies with and does not violate any provision of the Company's certificate of incorporation or bylaws or any other agreements entered into by or among the Company and the Stockholders, as in effect immediately prior to the Effective Time.

    Final Merger Consideration Allocation Schedule. No later than two (2) Business Days prior to the Closing, the Company will deliver to the Purchaser a spreadsheet setting forth (A) the name, address and social security number or Tax identification number of each Securityholder as of the Closing Date, (B) the number and kind of shares of Company Capital Stock held by, or subject to the Options or Warrants held by, such Securityholder as of immediately prior to the Effective Time and, in the case of outstanding shares, the respective stock certificate numbers, (C) the calculation of the Series G Cash Amount Per Share, the Escrow Amount, Fully-Diluted Company Series G Stock, Net Merger Consideration and the Closing Payment and a copy of the Closing Balance Sheet (as defined in Section 3.7), (D) the portion of the Net Merger Consideration and the Closing Payment payable to each Series G Holder in accordance with the provisions hereof as of the Closing Date on a gross basis and, with respect to any portion of the Closing Payment payable to employees or former employees of the Company, net of all amounts required to be withheld under applicable Tax or other Laws and (E) each Series G Holder's Pro Rata Share in the Escrow Fund (such spreadsheet, the "Final Merger Consideration Allocation Schedule"). Upon receipt by the Purchaser and approval thereof (which will not be unreasonably withheld), the Final Merger Consideration Allocation Schedule will be appended to this Agreement as Exhibit H-2 hereto and appended as an appropriately numbered exhibit to the Escrow Agreement.

    Transmittal Letter. As soon as practicable after the Effective Time but in no event later than five (5) Business Days thereafter, the Purchaser will mail to each Series G Holder, at such Series G Holder's address set forth on the Final Merger Consideration Allocation Schedule, the following: (A) a letter of transmittal in a form reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Purchaser and shall be in such form and have such other provisions as the Purchaser may reasonably specify and contain an agreement to be bound by the indemnification provisions hereof) (the "Transmittal Letter"); (B) an IRS Form W-8 and Form W-9 and (C) instructions for effecting the surrender of the Certificates (as defined herein) in exchange for the portion of the Net Merger Consideration payable with respect thereto.

    Exchange of Certificates; Payment to Series G Holders. Upon surrender of (A) a certificate or certificates after the Effective Time which immediately prior to the Effective Time represented any shares of Series G Preferred Stock (each a "Certificate") (or an effective affidavit of loss required by Section 2.4(b)), together with a duly executed Transmittal Letter and any required Form W-9 or Form W-8 (collectively, the "Transmittal Documentation"), to the Purchaser, the holder of such Certificate will be entitled to receive, in exchange therefor, and the Purchaser shall pay, that portion of the Closing Payment that such holder has the right to receive in respect of such holder's shares of Series G Preferred Stock represented by such surrendered Certificate(s) that were outstanding immediately prior to the Effective Time pursuant to the provisions of this Article 2, all as set forth in the Final Merger Consideration Allocation Schedule, subject to any required Tax withholding, and the surrendered Certificate will immediately be cancelled.

  Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Purchaser may, in its discretion and as a condition precedent to the payment of any Net Merger Consideration in respect thereof, require the owner of such lost, stolen or destroyed Certificate (i) to provide an affidavit of such loss, theft or destruction in a form reasonably satisfactory to the Purchaser and any additional documentation reasonably requested by the Purchaser, (ii) to execute a customary agreement reasonably acceptable in form and substance to the Purchaser, pursuant to which such owner shall agree with the Purchaser to indemnify and hold harmless the Purchaser Indemnified Parties (as defined herein) from and against any claim that may be made against the Purchaser Indemnified Parties with respect to the Certificates alleged to have been lost, stolen or destroyed and (iii) to provide a sufficient indemnity bond in form, substance and amount satisfactory to the Purchaser.

  Dissenting Shares. The provisions of this Section 2.4 will also apply to Dissenting Shares that lose their status as such, except that the obligations of the Purchaser under this Section 2.4 will commence on the date of loss of such status and the holder of such shares will be entitled to receive in exchange for such shares the Net Merger Consideration to which such holder is entitled pursuant to Section 2.1(b).

  No Further Ownership Rights in Company Capital Stock. Any Net Merger Consideration, payments paid or issued upon the surrender of Certificates in accordance with the terms hereof will be deemed to be in full satisfaction of all rights pertaining to such Certificates and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

2.5   Escheat. Neither the Purchaser nor the Surviving Corporation will be liable to any former holder of Company Capital Stock for any portion of the Net Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has not been surrendered for exchange prior to the second (2nd) anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Net Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Net Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

2.6   Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder's appraisal rights in accordance with Section 262 of the DGCL or any successor provision, or other applicable Law providing for dissenting stockholders' appraisal rights ("Dissenting Shares") will not be converted into, or represent the right to receive, any of the Net Merger Consideration (including without limitation any part of the Closing Payment or the Escrow Amount), unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL, or such other applicable Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, then such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time as provided in Section 2.1(b) into the right to receive the Net Merger Consideration to which such holder is entitled in respect of such shares of Series G Preferred Stock under Section 2.1(b) of this Agreement (if any), without interest or dividends thereon, upon the surrender of the Certificate(s) which formerly represented such Dissenting Shares, in the manner provided in Section 2.4; provided that only holders of such former Dissenting Shares that were shares of Series G Preferred Stock that were issued and outstanding immediately prior to the Effective Time will be entitled to receive any Net Merger Consideration and will only be entitled to receive any Net Merger Consideration that, under the provisions of Section 2.1(b) hereof, is payable with respect to such shares of Series G Preferred Stock that were issued and outstanding, and held by such holder, immediately prior to the Effective Time. The Company will give the Purchaser (a) prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instrument served pursuant to the DGCL, or other applicable Law, and received by the Company relating to Stockholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, or other applicable Law. The Company will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of the Purchaser.

2.7   Pre-Closing Adjustment to Net Merger Consideration.

  Closing Adjustment Certificate. No later than three (3) Business Days prior to the Closing Date, the Company will prepare and deliver to the Purchaser a certificate setting forth the Company's itemized calculation of the amount of each of (A) the Net Merger Consideration, (B) the total amount of all Closing Indebtedness (along with the names, address and (if applicable) wire transfer information of each Person to whom any Closing Indebtedness is owed, specifying the amount of the Closing Indebtedness owed to each such Person), (C) the total amount of all Closing Expenses (along with the names, address and (if applicable) wire transfer information of each Person to whom any Closing Expenses are owed, specifying the amount of the Closing Indebtedness owed to each such Person), (D) the Purchaser Closing Loan Balance, (E) the maximum amount payable under the Special Employee Bonus Pool, (F) the Excess Company Closing Liabilities and (G) any payments made by the Company after August 4, 2008 in respect of any of the items set forth in (B) through (E) hereof (the "Closing Adjustment Certificate").

  Payment.

    On the Closing Date, Purchaser will pay in cash from the Net Merger Consideration the Closing Indebtedness and the Closing Expenses to the Persons to whom the Closing

    Indebtedness and the Closing Expenses are owed as specified in, and in the amounts set forth on, the Closing Adjustment Certificate.

    Upon the Effective Time, the Purchaser Loans shall be deemed repaid in full to the Purchaser by the application of the Purchaser Closing Loan Balance to reduce the Net Merger Consideration (as provided in Section 2.1(a)(iii) hereof), and any and all securities, agreements and instruments evidencing the Purchaser Loans shall be deemed satisfied, cancelled and terminated.

    The Purchaser will pay or cause the Company to pay the Special Employee Bonus Pool as and when such payment becomes due in accordance with the terms of the Special Employee Bonus Pool, as set forth in Section 3.9 of the Company Disclosure Schedule.

2.8   Post-Closing Adjustment to Escrow Fund. The Escrow Fund may be reduced from time to time in accordance with the provisions of Article 9 of this Agreement. On the date that is one (1) year after the Closing Date (or if such date is not a Business Day, on the next Business Day thereafter) (the "First Release Date"), the Escrow Agreement will provide that the Escrow Agent will, within ten (10) Business Days of the First Release Date, pay to the Series G Holders who have delivered the Transmittal Documentation (or the documentation required by Section 2.4(b)) in accordance with Section 2.4, and on the basis of their respective Pro Rata Shares thereof as set forth in the Final Merger Consideration Allocation Schedule, an amount of the Escrow Fund equal to (a) fifty percent (50%) of the original Escrow Amount minus the sum of (i) all amounts previously paid, awarded to, or agreed pursuant to a settlement to be paid to, Purchaser Indemnified Parties on account of any and all Indemnification Claims pursuant to Article 9 hereof, (ii) all then Reserved Escrow Funds and (iii) all interest accrued on the Escrow Amount. On the date that is eighteen (18) months from the Closing Date (or if such date is not a Business Day, on the next Business Day thereafter) (the "Final Release Date"), the Escrow Agent will, within ten (10) Business Days of the Final Release Date, pay to the Series G Holders who have delivered the Transmittal Documentation (or the documentation required by Section 2.4(b)) in accordance with Section 2.4, and on the basis of their respective Pro Rata Shares thereof as set forth in the Final Merger Consideration Allocation Schedule, an amount equal to the entire remaining balance of the Escrow Fund (including all interest accrued on the Escrow Amount) not previously paid to the Purchaser or Purchaser Indemnified Parties minus the amount of all then Reserved Escrow Funds. To the extent the Purchaser has made an Indemnification Claim pursuant to a Claim Notice that is pending and not finally resolved under Article 9 hereof on the First Release Date or the Final Release Date, the release of all or a portion of the Escrow Fund then to be released will be postponed until the earlier of (i) the Settlement Date relating to such pending Indemnification Claim or (ii) the date such pending Indemnification Claim is deemed to be an Abandoned Claim (and the amount of the Escrow Fund the release of which will be postponed ("Reserved Escrow Funds") will be the maximum potential amount of Losses for which the Purchaser and any other Purchaser Indemnified Parties may be liable or may pay, suffer or incur arising from the facts and circumstances specified in all then pending Claim Notices for Indemnification Claims under Article 9 that have not then been finally resolved).

2.9   Taking of Necessary Action; Further Action. If, at any time after the Effective Time, the Purchaser reasonably believes or is advised that any further instruments, deeds, assignment, assurances or any other action are necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time and to vest the Purchaser with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, then the Company, the Purchaser, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.10   Taxes. Notwithstanding any other provision of this Agreement, the Purchaser will have the right to withhold all Taxes from payments to be made hereunder (including without limitation any payments in connection with the Escrow Agreement) if such withholding is required by Law, and to collect Forms W-8 or W-9 or other forms from the Stockholders or any other Person entitled to any payment under this Agreement to the extent required by any foreign, federal, state or local laws and to remit such withheld amounts over to the proper Governmental Authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder in respect of whom such deduction and withholding was made.

2.11   Tax Consequences and Withholding. The parties intend that the Merger shall be treated as a Taxable purchase of securities of the Company pursuant to the Code. However, the Purchaser makes no representations or warranties to the Company or to any Securityholder regarding (i) the Tax treatment of the Merger or (ii) any of the Tax consequences to the Company or any Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Stockholders, acknowledge that the Company and the Stockholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Merger Sub that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this Article 3 are and shall be true and correct, except as otherwise expressly set forth in the disclosure schedule attached hereto as Exhibit I (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3, and the disclosure in any section or paragraph will qualify only (a) the corresponding section or paragraph in this Article 3 and (b) the other sections and paragraphs in this Article 3 to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs. The exceptions, disclosures and other statements contained in the Company Disclosure Schedule shall be deemed to be representations and warranties made by the Company under this Article 3.

3.1   Corporate Matters.

  The Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted or as planned to be conducted by the Company. The Company is duly qualified or licensed to conduct business and, where applicable as a legal concept, is in corporate and Tax good standing as a foreign corporation, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the Company's failure to be so qualified and in good standing, considered individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the jurisdictions in which the Company is qualified or licensed to conduct business, and a complete, and accurate list of the current directors and officers of the Company and its Subsidiary. The Company has made available to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Company, each as amended to date and currently in effect, and the Company is not in default thereunder or in violation of any provision thereof.

  Subsidiary. The Company's only Subsidiary is Aristos Logic Technology India Private Limited, a corporation organized under the laws of India (the "Indian Subsidiary"), and the Company does not own or control, directly or indirectly, any stock, equity, participation or similar ownership or other interest in any other corporation, partnership, limited liability company, joint venture, trust, or other business association or unincorporated association and is not obligated to make, nor is it bound by any agreement or obligation to make, any investment in, or capital contribution in or on behalf of, any other Person If, notwithstanding the foregoing, the Company now or at any time prior to the Effective Time should have another Subsidiary (other than the Indian Subsidiary) then all representations and warranties contained in this Section 3.1(b) regarding the Indian Subsidiary shall also apply (and be deemed to be made by the Company with respect to) each such other Subsidiary, to the maximum extent applicable. The Indian Subsidiary is a company duly organized and validly existing under the laws of India. The Indian Subsidiary is duly qualified or licensed to conduct business in, and is in corporate and Tax good standing under the laws of, each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, each of which jurisdictions is listed in Section 3.1(b) of the Company Disclosure Schedule. The Indian Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Purchaser correct and complete copies of the memorandum and articles of association and any other comparable charter or organizational documents of the Indian Subsidiary, each as amended to date. and currently in effect, and the Indian Subsidiary is not in default thereunder or in violation of any provision thereof. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of the Indian Subsidiary are owned solely and exclusively by the Company and are duly authorized, validly issued, fully paid and non-assessable. All of the shares of the capital stock of the Indian Subsidiary are held of record or owned beneficially by the Company free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable Law), claims, security interests, mortgages, hypothecations, options, warrants, rights, contracts, calls, commitments, equities, rights of first refusal, preemptive rights, encumbrances and demands. There are no outstanding or authorized options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements entitling any Person to purchase or otherwise acquire from the Company or the Indian Subsidiary any shares of capital stock or any other securities of the Indian Subsidiary or any securities or debt convertible into, or exchangeable for, capital stock or other securities of the Indian Subsidiary or obligating the Company or the Indian Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Indian Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Indian Subsidiary. The Indian Subsidiary does not own any assets or have any employees. The Indian Subsidiary has not filed an election to change its default classification for U.S. Tax purposes. The Indian Subsidiary has timely filed all forms, reports, certificates and other documents in connection with the issuance of shares in the Indian Subsidiary to the Company as may be required to be filed with the Reserve Bank of India ("RBI"), including without limitation a report on Form FC-GPR.

3.2   Authority and Enforceability. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and each of the Company Ancillary Agreements to which the Company is a party and to perform the Company's obligations under this Agreement and each such Company Ancillary Agreement. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized by all necessary action (including without limitation action on the part of the Company's board of directors) on the part of the Company subject only to approval of this Agreement and the Merger by (w) the holders of a majority of the votes represented by the outstanding shares of Company Capital Stock entitled to vote on this Agreement and the Merger, voting as a single class, (x) the holders of at least a majority of the then outstanding shares of the Company's Common Stock , voting as a single class, (y) the holders of a majority of the then outstanding shares of the Company's Preferred Stock, voting as a single class, and (z) any other vote or approval of the Stockholders required by the DGCL or the CGCL, in each case at a meeting duly called, noticed and held, or by written consent, in compliance with all applicable requirements of the DGCL, CGCL, other applicable Law and the Company's Certificate of Incorporation and Bylaws, each as amended (the approval referenced in clauses (x) (y) and (z) the "Requisite Stockholder Approval"). Without limiting the foregoing, the board of directors of the Company, at a meeting thereof duly called, noticed and held at which a quorum was at all times present, has duly adopted resolutions by the requisite majority vote required by the DGCL, CGCL, other applicable Law, the Company's Certificate of Incorporation and Bylaws, each as amended approving this Agreement, the Merger and the other transactions contemplated by this Agreement, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its Stockholders and are advisable and recommending that the Company's Stockholders adopt and approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution and delivery by the Company of each of the Company Ancillary Agreements to which the Company is a party and assuming the due authorization, execution and delivery by each of the other parties to each Company Ancillary Agreement, such Company Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3   No Conflict; No Consents.

  No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Stock, any stock or other security of any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of incorporation or bylaws of the Company, or the certificate of incorporation or bylaws or other comparable charter or organizational documents of any Company Subsidiary, or any resolution adopted by the stockholders or board of directors of the Company, in each case as amended to date, (ii) any Governmental Authorization or Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective properties or assets is subject (including without limitation the IRA) or (iii) any Law or Judgment applicable to the Company, any Company Subsidiary or any of their respective properties or assets.

  No Consent. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, no consent, approval, order, permit, license, ratification, authorization, Governmental Authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority or any other Person (governmental or otherwise), is necessary or required by Law, Contract or otherwise, to be made or obtained by the Company or any Company Subsidiary to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company or any Company Subsidiary in effect following the Merger or to provide that the Company or any Company Subsidiary is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) the Requisite Stockholder Approval.

3.4   Capitalization and Ownership.

  Schedule of Securities. Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of (a) all Stockholders, indicating the number of outstanding shares of each class and series of Company Capital Stock held by each Stockholder, and (b) all outstanding options to purchase shares of Company Capital Stock pursuant to the Stock Option Plan or otherwise ("Options") and all outstanding warrants to purchase shares of Company Capital Stock ("Warrants"), indicating (i) the holder thereof, (ii) the number of shares and class or series of Company Capital Stock subject to each Option and Warrant, (iii) the exercise price, date of grant, vesting schedule (including, without limitation, early exercise rights, if any) and expiration date for each Option or Warrant, and any applicable status as an incentive stock option or nonqualified stock option, and (iv) a summary of any terms regarding the acceleration of vesting or net issue exercise, (v) whether such Option was granted under the Stock Option Plan.

  Capital Stock. The authorized capital stock of the Company consists entirely of (i) 608,190,474 shares of common stock, par value $0.0001 ("Common Stock"), of which 55,647,409 shares are issued and outstanding as of the Agreement Date and (ii) 469,294,673 shares of preferred stock, par value $0.0001 ("Preferred Stock"), of which 50,241,935 shares are designated as Series B-1 Preferred Stock ("Series B-1 Preferred Stock"), par value $0.0001, of which 50,000,000 are issued and outstanding as of the Agreement Date, 93,484,207 shares are designated as Series C Preferred Stock ("Series C Preferred Stock"), par value $0.0001, of which 89,813,578 are issued and outstanding as of the Agreement Date, 54,568,530 shares are designated as Series D Preferred Stock ("Series D Preferred Stock"), par value $0.0001, of which 51,184,434 are issued and outstanding as of the date hereof, 61,000,000 shares are designated as Series E Preferred Stock ("Series E Preferred Stock"), par value $0.0001, of which 46,400,000 are issued and outstanding as of the Agreement Date, 55,000,000 shares are designated as Series F Preferred Stock ("Series F Preferred Stock"), par value $0.0001, of which 30,615,319 are issued and outstanding as of the Agreement Date and 65,000,000 shares are designated as Series G Preferred Stock ("Series G Preferred Stock"), par value $0.0001, of which 57,523,188 are issued and outstanding as of the Agreement Date and 90,000,001 shares of Preferred Stock are undesignated and neither issued nor outstanding as of the Agreement Date and the Closing Date. Each share of Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and

  Series G Preferred Stock is convertible into exactly one (1) share of Common Stock and is entitled to exactly one (1) vote per share. Each share of the Company's Common Stock is entitled to exactly one (1) vote per share.

  Options. The Company has reserved an aggregate of 96,142,701 shares of Company Common Stock for issuance pursuant to the Stock Option Plan (including shares subject to outstanding Company Options). A total of 89,954,115 shares of Company Common Stock are (i) subject to outstanding Options as of the Agreement Date and (ii) will be subject to outstanding Options as of immediately prior to the Effective Time, except for Company Options that, during the time period beginning on the Agreement Date and ending on the Closing Date, are exercised in accordance with their terms in accordance with the terms of this Agreement or are terminated. True and correct copies of the Stock Option Plan, the standard agreement under the Stock Option Plan, each agreement for each Option that does not conform to the standard agreement under the Stock Option Plan and each Company Warrant have been delivered by the Company to the Purchaser's legal counsel. The terms of the Stock Option Plan permit the termination of all outstanding Options granted thereunder in the Merger as provided in this Agreement, without the consent or approval of the holders of such Options, the Company Stockholders or otherwise, and all notices or other actions required under the Stock Option Plan to effect and permit the termination of all Option in the Merger have been duly give, made or taken. All of the Options will terminate or be terminated and be of no further force or effect at or immediately prior to the Effective Time, and none of the Company, the Purchaser, the Merger Sub or the Surviving Corporation will, thereafter, have any Liability or obligation, including any obligation to pay any Net Merger Consideration with respect thereto, except as expressly provided in this Agreement.

  Warrants. A total of 26,651,445 shares of Common Stock, 241,935 shares of Series B-1 Preferred Stock, 3,670,629 shares of Series C Preferred Stock, 3,384,096 shares of Series D Preferred Stock, 600,000 shares of Series E Preferred Stock, 2,866,667 shares of Series F Preferred Stock and 803,500 shares of Series G Preferred Stock are subject to outstanding Warrants (i) as of the Agreement Date and (ii) will be subject to outstanding Warrants as of immediately prior to the Effective Time, except for Warrants that, during the time period beginning on the Agreement Date and ending on the Closing Date, are exercised in accordance with their terms or are terminated. True and correct copies of all outstanding Warrants have been delivered by the Company to the Purchaser's legal counsel. All of the Warrants will terminate or be terminated and be of no further force or effect at or immediately prior to the Effective Time, and none of the Company, the Purchaser, the Merger Sub or the Surviving Corporation will, thereafter, have any Liability or obligation, including any obligation to pay any Net Merger Consideration with respect thereto, except as expressly provided in this Agreement.

  Valid Issuance. All of the issued and outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of Company Capital Stock which may previously have been subject to a right of repurchase in favor of the Company or any other Person, or otherwise subject to "vesting" provisions are fully vested by lapse of time and no longer subject to any repurchase right, without regard to any acceleration in connection with the Merger. Other than the Options and Warrants disclosed in this Section 3.4 and listed in Section 3.4(a) of the Company Disclosure Schedule, as of the Agreement Date, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of Company Capital Stock, no conversion privileges or preemptive or other rights or Contracts outstanding entitling any Person to, directly or indirectly, purchase or otherwise acquire any shares of Company Capital Stock and no outstanding securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege, convertible or exchangeable debt or preemptive or other right or Contract. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for Company Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, restricted stock units or similar rights with respect to the Company or any Company Subsidiary.

  Certain Agreements. Except as set forth and described in Section 3.4(f) of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under the Securities Act of 1933, as amended, or any foreign securities law, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale or "tag-along" rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties to which the Company is not a party and by which it is not bound, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale or "tag-along" rights or "drag- along" rights) of any securities of the Company.

  Compliance with Securities Laws. All of the issued and outstanding shares of Company Capital Stock, Options and Warrants were issued in compliance with applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the California Corporate Securities Law of 1968, as amended and are not subject to any right of rescission, right of first refusal or preemptive right.

  No Outstanding Securities. As of the Effective Time, (i) there shall be no outstanding shares of Company Capital Stock (other than those shares of common stock of the Surviving Corporation held by the Purchaser as a result of the conversion of the outstanding shares of Merger Sub pursuant to Section 2.1(c) hereof) and (ii) there shall be no other outstanding securities, Warrants, Options, commitments or agreements of the Company that purport to obligate the Company to issue, or give the right to any other Person to purchase or otherwise acquire, any shares of Company Capital Stock, Options, Warrants or any other securities under any circumstances.

3.5   Financial Statements and Controls.

  Financial Statements. Attached as Section 3.5(a) of the Company Disclosure Schedule are the following financial statements of the Company (collectively, the "Financial Statements"): (a) audited balance sheets of the Company as of September 30, 2005, September 30, 2006 and September 30, 2007 (such audited balance sheet as of September 30, 2007, the "Balance Sheet") and the Company's related audited statements of income, changes in stockholders' equity and cash flow for each of the fiscal years ended September 30 2005, September 30, 2006 and September 30, 2007, including in each case any notes thereto, together with the report thereon (as applicable) of Pricewaterhouse Coopers LLP and Ernst & Young LLP, independent certified public accountants; and (b) an unaudited balance sheet of the Company as of July 31, 2008 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flow for the ten months ended July 31, 2008. The Financial Statements (including the notes thereto) are consistent with the books and records of the Company and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except for the absence of notes in unaudited Financial Statements that, if presented, would not differ materially from the notes to the audited Financial Statements). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company as of the respective dates and for the periods indicated therein. The Financial Statements complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates. All reserves established by the Company that are set forth in or reflected in the Financial Statements have been established in accordance with GAAP. At the date of the Interim Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Interim Balance Sheet as required by said Statement No. 5.

  Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances: (a) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company; and (b) that transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP and (2) to maintain accountability for assets, (3) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries, and (4) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has no significant deficiencies or material weaknesses in the design or operation of Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data. Neither the Company nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company's financial statements. Neither the Company nor the Company's independent auditors, nor to the Company's knowledge, any current or former employee, consultant or director of Company or any Company Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves Company's management or other current or former employees, consultants directors of Company or any Company Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Company Subsidiary, or any claim or allegation regarding any of the foregoing. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. There has been no change in the Company accounting policies since the Company's inception, except as described in the Financial Statements.

3.6   Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser, are accurate and complete and have been maintained in accordance with sound business practices. At the Effective Time, all such books and records will be in the possession of the Company. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company's stockholders, directors and directors' committees since May 3, 2005, and of the Company's predecessor Aristos Logic Corporation, a California corporation ("Predecessor") since its inception date of February 18, 2000, and no such meeting since February 18, 2000 (in the case of the Predecessor) or May 3, 2005 (in the case of the Company) has been held for which minutes have not been prepared and are not contained in such minute books.

3.7   Accounts Receivable; Bank Accounts.

  All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet and the unaudited balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"), and represent or will represent bona fide valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet, the Interim Balance Sheet, or the Closing Balance Sheet, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company's and its Subsidiaries' past practices and, to the Knowledge of the Company, are sufficient to provide for any losses which may be sustained on realization of the receivables. There is no contest, claim, counterclaim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable. Section 3.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet. None of the accounts receivable of the Company are subject to asserted warranty or similar claims made by customers within the last year.

  Section 3.7(b) of the Company Disclosure Schedule contains an accurate, correct and complete list of the names and addresses of all banks, commercial lending institutions and other financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

3.8   Inventories. Except as has been reserved against in accordance with GAAP on the Interim Balance Sheet and the Closing Balance Sheet, all of the inventory of the Company reflected on the Interim Balance Sheet was properly stated therein at standard cost determined in accordance with GAAP consistently maintained and applied by the Company and was, and all the inventory thereafter acquired and maintained by the Company through the Closing Date will have been, acquired and maintained in the ordinary course of business.

3.9   No Undisclosed Liabilities. The Company and its Subsidiaries have no Liability except for: (a) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheet; (b) Liabilities incurred after the date of the Interim Balance Sheet in the ordinary course of the Company's business consistent with its past practices, that (i) do not result from any breach of Contract, tort or violation of law, (ii) are not required to be set forth in the Interim Balance Sheet under GAAP, and (iii) would not be reasonably likely to have a Material Adverse Effect on the Company; (c) Liabilities expressly disclosed in this Agreement or the Company Disclosure Schedule including, without limitation, those set forth on Section 3.9 of the Company Disclosure Schedule; (d) Liabilities of the nature which are not required to be disclosed in a balance sheet prepared in accordance with GAAP and which are incurred in the ordinary course of the Company's business consistent with its past practices; (e) any Liability for any Purchaser Loan; and (f) any Liability for Closing Expenses.

3.10   Absence of Certain Changes and Events. Since the date of the Balance Sheet, (a) there has not been any Material Adverse Change to the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a Material Adverse Change in the future, and (b) the Company has not taken any of the actions set forth in Section 5.2 hereof.

3.11   Assets. The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets (including those reflected in the Interim Balance Sheet), tangible or intangible, free and clear of any Encumbrances. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. The Company owns or leases all tangible personal property used in or necessary to conduct its business as conducted and planned to be conducted by the Company. Each such item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, is free from patent defects, is suitable for the purposes for which it is being used and planned to be used by the Company and has been maintained in accordance with normal industry practice. All leases of real or personal property to which the Company or any Company Subsidiary is a party are fully effective and afford the Company or such Company Subsidiary valid leasehold possession of the real or personal property that is the subject of the lease. Neither the Company nor any Company Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties with which it has not complied, nor has the Company or Company Subsidiary received any notice of violation of any such law.

3.12   Real Property.

  Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.

  Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual base rent payable thereunder) of all real property in which the Company has a leasehold or subleasehold estate or other right to use or occupy (collectively, the "Leased Real Property"). The Company has made available to the Purchaser accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.

  The Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances.

  Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Company's Knowledge, no Person other than the Company is in possession of any portion of the Leased Real Property. The Company has not granted to any Person any sublease or any other right to use or occupy any portion of any parcel of Leased Real Property, and the Company has not received notice of any claim of any Person to the contrary.

  The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company as conducted and as planned to be conducted by the Company.

3.13   Intellectual Property.

  Company Intellectual Property. The Company and each Company Subsidiary (i) owns or (ii) has the valid and legally enforceable right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of all Intellectual Property used in the conduct of the Company

  Business (the "Company Intellectual Property"); provided, however, that no representation or warranty is made regarding the validity or enforceability of any patent application. The Company Intellectual Property is sufficient to conduct the Company Business. As used herein: (i) the term "Company Business" means the businesses of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted by the Company and its Subsidiaries and (ii) "Company Product or Service" means each of the products and services currently produced, manufactured, marketed, licensed, sold, provided or distributed by the Company and/or any Company Subsidiary and each product and service currently under development by the Company or any Company Subsidiary.

    Owned Intellectual Property. Section 3.13(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property owned by the Company (the "Owned Intellectual Property"), which list includes and separately sets forth all of the following: (A) Patents, (B) Trademarks, (C) Copyrights, (D) Internet Addresses, (E) Software, (F) Trade Secrets, (G) Mask Works and (H) other Intellectual Property, indicating for each of the foregoing (A) through (H) (whenever applicable for Registered Intellectual Property) the (x) the applicable jurisdiction of use and registration, (y) registration number, publication number and application number, and (z) dates of filing, publication, issuance and renewal. Except as specifically set forth on Section 3.13(a)(i) of the Company Disclosure Schedule, the Company has valid title to all the Owned Intellectual Property and is the sole and exclusive owner of all the Owned Intellectual Property, free and clear of all Encumbrances and licenses (other than licenses listed on Schedule 3.13(g) of the Company Disclosure Schedule).

    Inbound Licenses and Rights. "Third Party Intellectual Property" means Intellectual Property not owned by the Company or a Company Subsidiary (other than Internally Used Shrinkwrap Software) that is incorporated into or integrated or bundled with, or used in the development of, any Company Product or Service or that is otherwise used by the Company or any Company Subsidiary. The Company holds a valid license or licenses to use all Third Party Intellectual Property and the Company has made available to the Purchaser accurate and complete copies of each Contract governing Third Party Intellectual Property and under which the Company is licensed or otherwise authorized to use Third Party Intellectual Property (the "Inbound Licenses") and a complete and accurate list of all Inbound Licenses is set forth on Section 3.13(a)(ii) of the Company Disclosure Schedule, which list indicates for each Inbound License the title, parties thereto and date of such Inbound License. Neither the Company nor any Company Subsidiary has breached any such Inbound License in a manner that would allow the other party to terminate the agreement or exercise legal remedies.

  No Restrictions. The Owned Intellectual Property is free of all royalty or other payment obligations and other Encumbrances (other than non-exclusive licenses granted in the ordinary course of the Company Business) and is not subject to any Judgments or limitations or restrictions on use or otherwise. Except for Contracts set forth in Section 3.13(b) of the Company Disclosure Schedule, there is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts the Company from carrying on its business anywhere in the world or from any use or any other exploitation of any Company Intellectual Property. No Person has any rights in any Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Company's rights in any Owned Intellectual Property.

  Effect of Closing. Immediately after the Closing and consummation of the Merger, the Surviving Corporation or its Subsidiaries will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms that the Company had immediately prior to the Closing. The Company is not legally bound by any Contract or other obligation under which the occurrence of the Closing or the consummation of the Merger could (i) obligate the Company or the Purchaser to license, or otherwise grant rights to any other Person in, any Intellectual Property (whether owned or used by the Company), (ii) entitle any Person to receive (or request the release of) any source code, (iii) result in an Encumbrance on any Company Intellectual Property or any Intellectual Property of the Purchaser or (iv) otherwise increase any burdens or decrease any rights relating to the Company Intellectual Property Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement or by the Company Ancillary Agreements will: (i) constitute a material breach of or default under any instrument, license or other Contract to which the Company or a Company Subsidiary is a party governing any Company Intellectual Property (collectively, the "Company IP Rights Agreements"); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property or Inbound License or other Company IP Rights Agreement; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Intellectual Property or portion thereof. Except as set forth on Schedule 3.13(c) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company Intellectual Property by the Company or any Company Subsidiary and none shall become payable as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement. After the Effective Time, all Owned Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and the Purchaser without restriction and without payment of any kind to any third party

  Acquisition of Ownership Rights. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has developed or created or otherwise owns or possesses sufficient legal rights to all of the Owned Intellectual Property used in the conduct of the Company Business. In addition, with respect to the Owned Intellectual Property:

    Employees. Section 3.13(d)(i) of the Company Disclosure Schedule lists all current and former employees of the Company or any Company Subsidiary who conceived, authored, invented, developed, reduced to practice or otherwise contributed to any Owned Intellectual Property (including without limitation all Software source code and object code and Mask Works that are used in any Company Product or Service or in the Company Business), either individually or jointly with others, and indicates whether such inventor is a current or former employee of the Company or a Company Subsidiary and, if not a current employee of the Company or a Company Subsidiary, the relationship of such inventor to the Company at the time the respective invention was made and the present relationship, if any, of such inventor with the Company. Except as specifically noted in Section 3.13(d)(i) of the Company Disclosure Schedule, each such current or former employee has executed a confidentiality and assignment of inventions agreement in a form substantially similar to the agreement set forth as Attachment 1 to Section 3.13(d)(i) of the Company Disclosure Schedule and such agreement constitutes a valid assignment to the Company of, and covers, all Intellectual Property conceived, authored, invented, developed, reduced to practice by such employee during the term of any and all periods of employment with the Company or a Company Subsidiary. No current or former employee, officer or director of the Company or of any Company Subsidiary has any direct right, license, claim or interest whatsoever in or with respect to any Company Owned Intellectual Property.

    Consultants. Section 3.13(d)(ii) of the Company Disclosure Schedule also separately lists all current and former consultants or other Persons who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property (including without limitation all Software source code and object code and Mask Works that are used in a Company Product or Service or in the Company Business), either individually or jointly with others, and who were not then employees of the Company. Except as specifically noted in such section, each such current or former consultant has executed a confidentiality and assignment of inventions agreement in a form substantially similar to the agreement set forth as Attachment 1 to Section 3.13(d)(ii) of the Company Disclosure Schedule and such agreement constitutes a valid assignment to the Company of all such Owned Intellectual Property, and covers, all Intellectual Property conceived, authored, invented, developed, reduced to practice by such consultant during the term of any and all engagements with the Company or otherwise included in any deliverable or work product resulting from such engagements. No current or former consultant or other non-employee of the Company or of any Company Subsidiary has any direct right, license, claim or interest whatsoever in or with respect to any Company Owned Intellectual Property.

    Other Assignments. Section 3.13(d)(iii) of the Company Disclosure Schedule separately lists all other written assignments pursuant to which Company acquired ownership rights in the Owned Intellectual Property (including, without limitation, by way of any form of business acquisition or merger).

    Effect of Assignments. In each case in which the Company has acquired any Owned Intellectual Property from any Person, other than an Inbound License of Third Party Intellectual Property listed under Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights in that Intellectual Property to the Company. If the Company has so acquired Registered Intellectual Property, the Company has duly recorded each of these assignments with the appropriate Governmental Authorities, and listed these assignments in Section 3.13(e) of the Company Disclosure Schedule

    No Violation. To the Company's Knowledge, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary: (i) has been or is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or during a period of time during which they were working for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

  Registered Intellectual Property. Section 3.13(e) of the Company Disclosure Schedule separately lists all Registered Intellectual Property included within the Owned Intellectual

  Property. The Company has made available to the Purchaser accurate and complete copies of the documentation in respect of such Registered Intellectual Property.

    Fees and Applications. All necessary registration, maintenance, renewal, and annuity fees and Taxes have been paid, and all necessary documents have been filed, in connection with the Registered Intellectual Property. In connection with the Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without opposition, interference, re- examination or any other adverse action or Proceedings pending adverse action or Proceedings pending or threatened by or before the Governmental Authority in which the registrations or applications are issued or filed.

    List of Maintenance Actions. Section 3.13(e) of the Company Disclosure Schedule accurately and completely lists all actions that must be taken by the Company within 120 days after the date of this Agreement including with respect to the payment of any fees or Taxes or the filing of any documents necessary or appropriate to maintain, perfect or renew any Registered Intellectual Property or to avoid prejudice to, impairment or abandonment of any Registered Intellectual Property.

  Validity. All issued patents and registered or unregistered Copyrights, Mask Works, trademarks and service marks included in the Owned Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property and the Company is the record owner thereof. The Company has no Knowledge of any facts or circumstances that exist that could render any of the Company Intellectual Property invalid or unenforceable. All releases and versions of the Software included in the Owned Intellectual Property contain appropriate copyright legends or notices in the name of the Company.

  Outbound Licenses and Rights. Section 3.13(g) of the Company Disclosure Schedule lists all Contracts under which the Company has licensed or otherwise granted rights in any of the Company Intellectual Property to any Person (the "Outbound Licenses"). Section 3.13(g) of the Company Disclosure Schedule also lists all of the following related to any such Outbound License or other grants to the Company Intellectual Property made by the Company or any sublicensee: (i) in subpart A of Section 3.13(g) of the Company Disclosure Schedule, any exclusive rights granted or licensed to any Person; (ii) in subpart B of Section 3.13(g) of the Company Disclosure Schedule, any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person; or (iii) in subpart C of Section 3.13(g) of the Company Disclosure Schedule, any other Contracts that give other Persons the right to use, market or otherwise exploit or commercialize any of the Company Intellectual Property or related products or services. Without limiting the foregoing, neither the Company nor, to the Company's Knowledge, any of its sublicensees have licensed or otherwise authorized any Person to copy, distribute, modify, decompile or prepare derivative works of any Software within the Owned Intellectual Property except pursuant an enforceable written agreement. Neither the Company nor any of the Company Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of the Company Subsidiaries to any third party.

  Indemnity Agreements. The Company has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to any Loss resulting or arising from the Company Intellectual Property (including without limitation any Loss resulting or arising from the infringement or misappropriation of any Intellectual Property of a third party by any Company Intellectual Property or any claim, suit or assertion of any such infringement or misappropriation), except under those Contracts listed in Section 3.13(h) of the Company Disclosure Schedule.

  No Violation of Company Rights. To the Company's Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Company Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts listed in Sections 3.13(a)(ii) and 3.13(g) of the Company Disclosure Schedule. The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of any Company Intellectual Property or the asserted material breach of any Contract involving any Company Intellectual Property.

  No Violation of Third Party Rights. Neither the Company nor any Company Subsidiary has any Liability for infringement or misappropriation of the Intellectual Property rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service or the conduct of the Company Business by the Company or any Company Subsidiary (i) has violated or violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) directly or indirectly (including via contribution or inducement) has infringed or misappropriated, infringes or misappropriates or will infringe or misappropriate, any Intellectual Property of any other party. There is no pending, or to the Knowledge of the Company or any Company Subsidiary, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to use or exercise any Company Intellectual Property, nor, to the Company's Knowledge, is there any bona fide basis for any such claim, nor has the Company or any Company Subsidiary received any notice asserting that any Company Intellectual Property or the proposed use, development, manufacture, sale, offering for sale, licensing, or distribution thereof directly or indirectly (including via contribution or inducement) conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor, to the Company's Knowledge, is there any bona fide basis for any such assertion and neither the Company nor any Company Subsidiary has received any written notice or offer from any third party offering a license under any patents. Neither the Company nor any Company Subsidiary has received any opinion of counsel that any Company Product or Service or the operation of the Company Business, infringes or misappropriates any Third Party Intellectual Property Rights.

  Confidentiality. The Company has taken all commercially reasonable steps necessary to protect, preserve and maintain Trade Secrets and other Confidential Information included in the Owned Intellectual Property and their secrecy and confidentiality except to the extent disclosed in issued patents or published patent applications. The Company has taken all commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of information and technology provided to the Company by any other Person. Section 3.13(k) of the Company Disclosure Schedule lists all standalone nondisclosure agreements and any other Contract under which the Company has agreed to keep confidential and/or not use any Intellectual Property or other information of another Person (provided that the Company need not separately list for this purpose licenses of Internally Used Shrinkwrap Software). The Company has required each technical employee, consultant and other independent contractor who created or modified any of the Owned Intellectual Property to execute a proprietary information and invention assignment agreement (containing no exceptions or exclusions from the scope of its coverage) in a form reasonably conforming to industry standards. To the Company's Knowledge, none of those current or former employees, consultants or other independent contractors has violated any of those agreements.

  No Harmful Code. The Company takes commercially reasonable steps (based on standard industry practices) at all times to assure that all Software and data residing on its computer networks material to the business, financial and accounting controls and operations or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. None of the Company Products or Services contains any undocumented "back door," "drop dead device," "time bomb," "Trojan horse," "virus" or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) damaging or destroying any data or file without the user's consent, or (iii) sending information to Company, a Company Subsidiary or any third party.

  No Special Adverse Circumstances.

    The computer Software source and object code underlying or utilized in connection with the Owned Intellectual Property does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by the Company or to which the Company does not possess sufficient legal rights to use as currently used by the Company or presently intended to be used by the Company.

    No government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor, in each case who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property in a manner that would provide a basis for such Governmental Authority, university, college, or other educational institution, or a research center, to claim ownership of or any rights to use, license, sublicense or otherwise exploit any Owned Intellectual Property that the current or former employee, consultant or independent contractor, has purported to assign to the Company. The Company is not a party to any Contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Software.

    Except as set forth in Section 3.13(m)(iii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a member or promoter of, or a contributor to, any official or de facto standards setting or similar organization that could reasonably be expected to require or obligate the Company or any Company Subsidiary to license or disclose any Intellectual Property to, any such organization's members or to grant or offer to any of such organization's members, or to any other Person, any license or right to any Company Intellectual Property

    Schedule 3.13(m)(iv) of the Company Disclosure Schedule lists all Open Source Materials that have been incorporated into, combined with or distributed with any Company Products or Services. As used in this Section 3.13(m)(iv), "Open Source Materials" (i) means any software that (1) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., without limitation, Linux) or (2) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge and (ii) includes without limitation software licensed under the GNU's General Public License (the "GPL") or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community

    Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.or any similar license associated with the use of Open Source Materials (an "Open Source License"). Neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Product or Services or Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products and Services; or (iii) used Open Source Materials, in such a way that, with respect to clause (i), (ii), or (iii), obligates the Company or such Company Subsidiary with respect to any Company Intellectual Property or any Company Product or Service to grant any third party, any rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge). The Company and each Company Subsidiary is not in breach or violation of any Open Source License.

3.14   Contracts.

  Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Company or a Company Subsidiary is a party (collectively, the "Material Contracts"), by which the Company or a Company Subsidiary is bound or pursuant to which the Company or a Company Subsidiary is an obligor or a beneficiary, which:

    involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $50,000;

    is for capital expenditures in excess of $100,000 or provides for payments (whether fixed, contingent, or otherwise) by or to the Company or any Company Subsidiary in an aggregate amount of $50,000 or more;

    is a mortgage, indenture, guarantee, loan or credit agreement, security agreement, subordination agreement, intercreditor agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

    is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having aggregate payments of less than $50,000 and a term of less than one year);

    is a license or other Contract (including without limitation any Inbound License and any Outbound License) under which the Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business) or any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any Third Party Intellectual Property (except for Internally Used Shinkwrap Software)

    provides for the development by or for the Company or any Company Subsidiary of any software, semiconductor or semiconductor design or mask work, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, or providing for the purchase or license by or from the Company of any software, semiconductor or semiconductor design or mask work, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property (other than licenses of Internally Used Shrinkwrap Software);

    is for or relating to the employment or receipt of services by the Company or any Company Subsidiary of, any current or former director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that (A) is not immediately terminable by it without cost or other Liability, or (B) provides for any severance, termination or similar pay to, or acceleration of benefits of, such director, officer, employee or consultant, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

    constitutes, involves or establishes any bonus plan or similar compensatory arrangement;

    provides for a loan or advance of any amount to any director or officer of the Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

    licenses any Person to manufacture or reproduce any of the Company's products, services or technology or any Contract to sell or distribute any of the Company's products, services or technology;

    is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Company has any ownership interest in any other Person or business enterprise other than the Indian Subsidiary;

    contains any covenant or obligation (A) prohibiting or limiting the right of the Company or any Company Subsidiary to (1) engage or participate in any aspect of its business or any line of business or to compete (geographically or otherwise) in any line of business or market, (2) make, sell, market, distribute or otherwise commercially exploit (or to grant any rights to make, sell, market, distribute or otherwise commercially exploit), or freely set prices for (including "most favored customer" pricing provisions) any products, technologies or services or (3) solicit potential employees, consultants, contractors or other suppliers or customers or (B) that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party;

    involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

    is a power of attorney granted by or on behalf of the Company;

    is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

    is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the Agreement Date, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with routine cessation of such employee's or independent contractor's employment with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $25,000 as to such settlement;

    was entered into other than in the ordinary course of business and that involves an amount or value in excess of $100,000 or contains or provides for an express undertaking by the Company to be responsible for consequential or liquidated damages;

    is made with a dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), systems integrator, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take or solicit orders for any of the products, services or technology of the Company or any Company Subsidiary;

    is related to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under the Stock Option Plan;

    is a Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

    is a Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement);

    is a Contract in which any of its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) including without limitation any indemnification agreement, but excluding any agreement for the purchase of Company Capital Stock and any Option or Warrant or which is otherwise covered by another subparagraph of this Section;

    is a Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise since inception;

    is a Contract with a Governmental Authority or with a prime contractor to any Governmental Authority or with a subcontractor;

    is a Contract under which the Company's entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger; or

    is otherwise material to the business, properties or assets of the Company or under which the consequences of a default or termination could have a Material Adverse Effect on the Company.

  The Company has made available to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Material Contracts. With respect to each such Material Contract:

    the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

    the Company has and, to the Company's Knowledge, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract;

    the Company is not, nor to the Company's Knowledge, is any other party to the Contract, in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Company or, to the Company's Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Stock or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Company given or received notice or other communication alleging the same; and

    except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Company has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

  To the Company's Knowledge, no director, agent, employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the business of the Company or (iii) the ability of the Company to conduct its business as currently conducted or proposed to be conducted.

  The Company is not, and the Company has not at any time since its inception been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

3.15   Tax Matters.

  All Tax Returns of the Company and of any Company Subsidiary required to be filed on or before the Closing Date have been timely filed (including extensions), and each such Tax Return is accurate and complete in all material respects and was prepared in substantial compliance with applicable Law. The Company and each Company Subsidiary has timely paid all Taxes (whether or not shown on any such Tax Returns) required to be paid with respect to such Tax Returns. No claim has ever been made by a Governmental Authority in writing in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has not requested an extension of time within which to file any Tax Return which has not since been filed. The Company has delivered or made available to Purchaser complete and accurate copies of all Tax Returns of the Company (and its predecessors) for the years ended September 30, 2005, 2006 and 2007.

  The amounts reflected as Liabilities in line items on the Balance Sheet, the Interim Balance Sheet or the Closing Balance Sheet for all Taxes are adequate to cover all Liabilities for all unpaid Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date. Neither the Company nor any Company Subsidiary has any Liability for unpaid Taxes accruing during the period beginning on the date of the Closing Balance Sheet, and ending on the Closing Date, except for Taxes arising in the ordinary course of business after such date.

  All Taxes that the Company or any Company Subsidiary is required by Law to withhold or collect, (including without limitation sales and use Taxes and amounts required to be withheld or collected pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law or in connection with any amount paid or owing as wages, salaries or other payments to any employee, independent contractor, creditor, stockholder, or other Person, including without limitation any amounts required to be withheld and paid over under the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant federal and state income and employment tax withholding laws), have been duly and timely withheld or collected and paid over. To the extent required by applicable Law, all such amounts have been timely paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

  No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has the Company or any Company Subsidiary received any (i) written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company or any Company Subsidiary, with respect to any Taxes due from or with respect to the Company or a Company Subsidiary or any Tax Return filed by or with respect to the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has granted, nor has it been requested to grant, any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.

  All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company or any Company Subsidiary have been fully paid or finally settled.

  The Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

  The Company is not a party to any agreements that, as a result in whole or in part of this Agreement or the transactions contemplated by this Agreement, would result in any excise Tax on a "parachute payment" (as defined in Section 280G(b)(2) of the Code). The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation, Tax allocation agreement or similar

  Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority). Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

  The Company is not nor has it ever been a member of an Affiliated group within the meaning of Section 1504(a) of the Code (or any similar group, such as a consolidated or unitary group) defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and the Company has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

  The Company is not nor has it ever been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

  There are no Encumbrances upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax other than for Taxes not yet due and payable.

  The Company has not: (i) made an election and not required to treat any of its assets as owned by another Person for Tax purposes or as a Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code or (ii) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is Tax exempt under Section 103(a) of the Code.

  The Company has not entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2)

  Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  Neither the Company nor any Company Subsidiary has been or will be required to (i) include any adjustment in taxable income for any tax period (or portion thereof) after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing Date or (ii) include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law), installment sale or open transaction disposition made on or prior to the Closing Date, or prepaid amount received on or prior to the Closing Date.

  Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a reportable transaction within the meaning of Section 6707A of the Code or which was or is a "tax shelter" transaction within the meaning of Sections 6111 (as in effect before enactment of the American Jobs Creation Act of 2004) or 6662 of the Code.

  The Company for itself and for its Subsidiaries has disclosed in Schedule 3.15(p) to the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

  Neither the Company nor any Company Subsidiary nor any separate unit of the Company or any Company Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

  The Company has provided to the Purchaser all analyses, whether formal or informal, prepared by or on behalf of the Company or any Company Subsidiary in respect of the application of Section 382 of the Code to the net operating loss carryforwards of the Company and the Company Subsidiaries.

  Each Company Plan that provides deferred compensation subject to Section 409A of the Code is in compliance in all respects with Section 409A in form and operation. No payment pursuant to any Company Plan or benefit arrangement between the Company or a Company Subsidiary and any "service provider" (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any Option, would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise. All Company Options have been appropriately authorized by the Company's Board of Directors or a validly authorized committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms. No Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively. All stock options granted by the Company were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code.

3.16   Employee Benefit Matters.

  Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans and identifies each such Company Plan that provides for the deferral of compensation and is subject to Section 409A of the Code.

  The Company has made available to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents dating back to the date of plan inception, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since January 1, 2007 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan that is not subject to the disclosure and reporting requirements of ERISA, (vii) the Form 5500 filed for the three (3) most recent plan years with respect to each Company Plan, including all schedules thereto, financial statements, the opinions of independent accountants and recommendations to management, (viii) all notices that were given by the Company, any ERISA Affiliate or any Company Plan to the IRS, the United States Department of Labor (the "DOL") or any participant or beneficiary, pursuant to statute, since January 1, 2007, (ix) all notices that were given by the IRS or the DOL to the Company, any ERISA Affiliate or any Company Plan since January 1, 2007, (x) with respect to any Company Plan that is a pension plan, as defined in Section 3(3) of ERISA (a "Pension Plan"), that meets or purports to meet the requirements of Section 401(a) of the Code (a "Qualified Plan"), the most recent determination or opinion letter issued by the IRS for each such Company Plan and (xi) copies of any written report of any analysis performed with respect to any Company Plan under Section 409A of the Code or, if no such written report exists, a written description of any such analysis that has been performed.

  Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a "Multiemployer Plan"), (ii) Pension Plan subject to Title IV of ERISA (a "Title IV Plan"), (iii) voluntary employees' beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code ("COBRA") and similar foreign, state or local laws, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

  Each Company Plan, including without limitation the Company's 401(k) Plan, is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance with all applicable Laws, including ERISA and the Code. The Company has complied in all respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

  No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975 of the Code has occurred with respect to any Company Plan. Neither the Company nor any Stockholder, has any Liability to the IRS with respect to any Company Plan, including any Liability imposed by the excise Tax provisions of chapter 43 of the Code. All contributions and payments made or accrued with respect to all Company Plans are deductible under Sections 162 or 404 of the Code. There is no unfunded Liability under any Company Plan. No event has occurred or circumstance exists that may result (i) in a increase in premium costs of any Company Plan that is insured or (ii) a increase in the cost of any Company Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any

  Company Plan or any fiduciary thereof is pending or, to the Company's Knowledge, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company to the DOL, the IRS or any Person, and no event has occurred or circumstance exists that may give rise to any such Liability. No Proceeding has been concluded that resulted in any Liability of the Company or any ERISA Affiliate that has not been fully discharged. To the Company's Knowledge, no Contract with the IRS is being or has been negotiated with respect to any Company Plan, and no correction method or program permitted under the "Employee Plans Compliance Resolution System" for the purpose of correcting a qualification failure, as described in Revenue Procedure 2006-27 (and it progeny) has been applied to any Qualified Plan and no Company Plan has been submitted to the DOL under its voluntary fiduciary correction program.

  Each Qualified Plan of the Company has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

  The Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees without Liability. Each Company Plan sponsored by the Company permits assumption thereof by the Purchaser or its Subsidiaries upon the Closing without the consent of the participants or any other Person.

  Except in accordance with the terms of a Qualified Plan, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a "deemed severance" or "deemed termination" under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company. The Company has not made nor has it become obligated to make, and the Company will not as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will the Company be required to "gross up" or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual

  The Company has delivered to the Purchaser true and complete copies of all election statements under Section 83(b) of the Code that are in the Company's possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers (collectively, "Unvested Assets"). Schedule 3.16(i) of the Company Disclosure Schedule identifies all Unvested Assets and the holder(s) or owner(s) thereof for which no election statements under Section 83(b) of the Code have been filed.

  Each Company Plan that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such Company Plan, a "Foreign Plan") is listed in Schedule 3.16(j) of the Company Disclosure Schedule. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Closing Balance Sheet, (iii) the Company, each Company Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Law and regulations, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (vii) except as required by Applicable Law, no condition exists that would prevent the Company or any of the Company Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

3.17   Employment and Labor Matters.

  Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Company in the U.S. or outside the U.S., including each employee on a leave of absence approved by the Company and the type and status of such approved leave, each employee's layoff status, along with the position, date of hire or engagement, work location, compensation and benefits (including base salary), scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Company Plan with respect to such Persons. To the Company's Knowledge, no director, officer, key employee or group of employees of the Company intends to terminate his, her or their employment with the Company within the 12-month period following the Closing Date.

  Neither the Company nor, to the Company's Knowledge, any ERISA Affiliate, is or has been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Company or any ERISA Affiliate. The Company has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council employee representative or other labor organization or group of employees with respect to any employees of the Company. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

  Since the Company's inception, the Company has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute,

  nor to the Company's Knowledge is any such action threatened. To the Company's Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does the Company contemplate a lockout of any employees.

  The Company has complied in all respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers' compensation, worker classification (including the proper classification of workers as employees, independent contractors and consultants), the payment of social security and similar Taxes, occupational safety and plant closing.

  There is no Proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company relating to the alleged violation by the Company (or its directors or officers) of any Law pertaining to labor relations or employment matters. The Company has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Company's Knowledge, threatened against the Company before the National Labor Relations Board or any other Governmental Authority. There has been no complaint, claim or charge of discrimination filed or, to the Company's Knowledge, threatened, against the Company with the Equal Employment Opportunity Commission or any other Governmental Authority.

  Since the Company's inception, the Company has not implemented any plant closing, collective dismissal or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to the Purchaser. Section 3.17(f) of the Company Disclosure Schedule sets forth an accurate and complete list of all individuals whose employment with the Company has terminated during the 90-day period prior to the Agreement Date.

  Section 3.17(g) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees of the Company or a Company Subsidiary who are not U.S. citizens or permanent residents of the U.S. Each of the employees required to be listed on such schedule is authorized under applicable U.S. immigration Laws to work in his or her current position for the Company. Except for the work authorizations specified in Section 3.17(a) of the Company Disclosure Schedule opposite the employee's name, none of the employees required to be so listed requires authorization from any Governmental Authority to be employed in his or her current position by the Company.

3.18   Environmental, Health and Safety Matters.

  The Company has complied with and is in compliance with all applicable Environmental Law in all material respects. The Company is not subject to any existing, pending or, to the Knowledge of the Company, threatened proceedings under any Environmental Law, and no material expenditures are or will be required by the Company in order to comply with any existing Environmental Law.

  The Company has never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any hazardous substance, hazardous materials, hazardous waste, solid waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to the CERCLA or any similar state or local Law, (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect removal or take remedial action.

  The Company does not store, generate or produce any hazardous substance or hazardous waste in quantities or in a manner which violates any Environmental Law or which could reasonably be expected to give rise to any Liability thereunder.

  Except as set forth on Schedule 3.18(d) of the Company Disclosure Schedule, to the Company's Knowledge, there are no environmental reports, investigations or audits possessed or controlled by the Company (whether conducted by or on behalf of the Company or another Person, and whether done at the initiative of the Company or directed by a Governmental Authority or other Person) relating to premises currently or previously owned, leased or operated by the Company.

  Except as set forth in Section 3.18(e) of the Company Disclosure Schedule, there has not been any contamination of groundwaters, surface waters, soils or sediments as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of the Company of any hazardous substance on or prior to the Closing Date.

  Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there are no facts or circumstances which are reasonably expected to prevent or delay the ability of the Company to place in the EU market products that comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) ("RoHS Directive") (including applicable exemptions as described in further detail in Exhibit J thereto) and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive ("WEEE Directive"), if and to the extent the legislation which is enacted and implemented by applicable European Union member nations is not different from such Directives in any respect. The Company has developed and implemented processes that substantially conform to the criteria set forth in the RoHS Enforcement Guidance (Version 1 - issued May 2006 and included as part of Exhibit J thereto; specifically those criteria set forth on page 5 and pages 9 and 10, for purposes of demonstrating due diligence with the RoHS Directive) for those products being placed in the EU market. The Company has complied with the WEEE Directive and the RoHS Directive to the extent any Contract or Law requires the Company to comply with the WEEE Directive and/or the RoHS Directive.

3.19   Compliance with Laws, Judgments and Governmental Authorizations.

  The Company and each Company Subsidiary has complied in all material respects with all, and the Company has not violated any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. Neither the Company nor any Company Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

  Section 3.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Governmental Authorization that is held by the Company or a Company Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or a Company Subsidiary, all of which are valid and in full force and effect and will remain so following the Closing. The Governmental Authorizations listed in Section 3.19(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company and each Company Subsidiary to conduct its business lawfully in the manner in which it currently conducts such business and to permit the Company and each Company Subsidiary to own and use its assets in the manner in which it owns and uses such assets.

  Section 3.19(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each Judgment to which the Company or any Company Subsidiary, or any of the assets owned or used by the Company or any Company Subsidiary, is or has been subject. To the Company's Knowledge, no director, officer, employee or agent of the Company is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

  The Company and each Company Subsidiary (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the "FCPA"), or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

3.20   Legal Proceedings. Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of: (a) all pending Proceedings by or against the Company or that otherwise relate to or may affect the business of the Company or any of the properties or assets owned, leased or operated by the Company, and (b) to the Company's Knowledge, all pending Proceedings against any officer, director, employee, consultant, stockholder or security holder of the Company in his, her or its capacity as such or otherwise relating to the Company. To the Company's Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

3.21   Customers and Suppliers.

  Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the fiscal year ended September 30, 2007 or the six (6) months ended June 30, 2008, was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a "Significant Customer"), and neither the Company nor any Company Subsidiary has any Knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.21(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary has received any written, or to the Knowledge of the Company or any Company Subsidiary, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company (or of the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company. No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any Contract with or practice of the Company other than pursuant to the Company's normal course return policy, which is described in reasonable detail in Section 3.21 of the Company Disclosure Schedule

  Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the fiscal year ended September 30, 2007 or the six (6) months ended June 30, 2008 was one of the ten (10) largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a "Significant Supplier"), and neither the Company nor any Company Subsidiary has any Knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 3.21(b) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary has received any written, or the Knowledge of the Company or any Company Subsidiary, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or to the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company and the Company Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and neither the Company nor any Company Subsidiary has any Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.22   Product Warranty. Section 3.22 of the Company Disclosure Schedule lists all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Company in connection with any licenses, goods or services sold by the Company. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty (other than implied warranties) or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in Section 3.22 of the Company Disclosure Schedule. Each product and service manufactured, sold, licensed, provided, leased or delivered by the Company or any Company Subsidiary at all times has been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, product specifications and product documentation and the Company has no Liability (and has no Knowledge of facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or claims of breach of warranty or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing.

3.23   Product Liability. The Company has no Knowledge of any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

3.24   Insurance.

  Section 3.24(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Company, or under which the Company has been the beneficiary of coverage at any time within the past two years, including the name of each applicable insurer, the policy coverage type and coverage limits, annual premium and expiration date and date for next premium payment. All premiums due and payable under such insurance policies have been paid. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies. Section 3.24 of the Company Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Company pursuant to any such certificate of insurance, binder or policy since June 9, 2006, and describes the nature and status of the claims. The Company has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.24(a) of the Company Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The certificates of insurance, binders and policies listed in Section 3.24(a) of the Company Disclosure Schedule (taken together) are of such types and in such amounts and cover such risks, casualties and contingencies as management of the Company believes is reasonable for the Company's businesses, properties, assets and operations and are reasonable and customary in the Company's industry. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

  Section 3.24(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all claims (open and closed) asserted by the Company pursuant to any such certificate of insurance, binder or policy since June 9, 2006, and describes the nature and status of the claims, including the amounts paid for each claim and the amounts reserved by insurers for each claim.

  Section 3.24(c) of the Company Disclosure Schedule sets forth an accurate and complete list of all premiums paid to insurers since June 9, 2006 by type of insurance, including deposits made and subsequent premium adjustments (if any).

3.25   Relationships with Affiliates. No Stockholder, director, officer or other Affiliate of the Company has, or since January 1, 2003, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company's business. No director or officer or to the Company's Knowledge, Stockholder or other Affiliate of the Company owns, or since January 1, 2003, has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, no director or officer or to the Company's Knowledge, Stockholder or other Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26   Brokers or Finders. Except as set forth in Section 3.26 of the Company Disclosure Schedule, neither the Company nor any Person acting on behalf of the Company has incurred any Liability for brokerage or finders' fees, financial advisor or investment banker's fees or commissions or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement. The Company has not engaged to provide services to the Company, any Person who is not a duly licensed or registered broker-dealer and who is performing or has performed services to the Company that require that such Person be a duly licensed or registered broker-dealer under applicable Law. Upon consummation of the Merger the Surviving Corporation shall have no potential or contingent future obligation to pay any fee, commission or other compensation to any broker, finder, financial advisor, investment banker or agent with respect to any transaction effected by the Surviving Corporation, the Purchaser or any of their respective Affiliates after the Effective Time.

3.27   Prepayments, Prebilled Invoices and Deposits. Section 3.27 of the Company Disclosure Schedule lists in reasonable detail all prepayments, prebilled invoices and deposits that individually involve an amount or value in excess of $100,000 that have been received by the Company or paid by the Company as of the Interim Balance Sheet Date relating to any licenses, goods or services sold or purchased by the Company. All such prepayments, prebilled invoices and deposits have been properly accrued in the Financial Statements in accordance with GAAP applied on a consistent basis with the past practices of the Company.

3.28   Import and Export Control Laws. The Company has, at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (a) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and International Traffic in Arms Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

  the Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software, semiconductors, semiconductor designs and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad ("Export Approvals");

  there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals;

  there are no actions, conditions or circumstances pertaining to the Company's import or export transactions that would reasonably be expected to give rise to any future claims;

  no consents or approvals for the transfer of export licenses, or Export Approvals with respect to the Merger are required, except for such consents or approvals that can be obtained expeditiously without material cost;

  neither the Company nor any of its Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), any Person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan or other country to which the sale or export of certain materials or technologies is prohibited under the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and International Traffic in Arms Regulations;

  the Company has not received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance in a material respect with any applicable Laws relating to the export of goods, technology and/or services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

  neither the Company nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

3.29   Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that as of the Agreement Date and as of the Closing Date the statements set forth in this Article 4 are true and correct:

4.1   Organization and Good Standing. Each of the Purchaser and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

4.2   Authority and Enforceability. Each of the Purchaser and the Merger Sub has all requisite corporate power and authority to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser and the Merger Sub have been duly authorized by all necessary corporate action on the part of the Purchaser and the Merger Sub. This Agreement has been duly executed and delivered by each of the Purchaser and the Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution and delivery by the Purchaser and the Merger Sub of the Ancillary Agreements to which they are a party, and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3   No Conflict. Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser or the Merger Sub under (i) the certificate of incorporation or bylaws of the Purchaser or the Merger Sub or any resolution adopted by the stockholders or board of directors of the Purchaser or the Merger Sub, (ii) any Governmental Authorization or Contract to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub is bound or by which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or the Merger Sub or any of their respective properties or assets; or (b) require the Purchaser or the Merger Sub to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any

Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser.

4.4   Legal Proceedings. There is no pending Proceeding that has been commenced against the Purchaser or the Merger Sub and that challenges, or may have the direct effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Purchaser's Knowledge, no such Proceeding has been threatened.

4.5   Brokers or Finders. Neither the Purchaser, the Merger Sub nor any Person acting on their behalf has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement for which the Company or any Securityholder would be liable.

4.6   Adequacy of Funds. The Purchaser has, or will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Net Merger Consideration in accordance herewith.

ARTICLE 5
INTERIM COVENANTS

5.1   Access and Investigation. Upon reasonable advance notice from the Purchaser, the Company will, and will cause its Subsidiary to, (a) afford the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives full access during normal business hours to all of its properties, books, records, technology, Contracts, personnel and offices, including without limitation any and all information relating to the Company and its Subsidiary's Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request. The Company will cause its and its Subsidiary's accountants to cooperate with the Purchaser and the Purchaser's directors, officers, employees, agents, consultants and other advisors and representatives in making available all financial information reasonably requested by the Purchaser and its directors, officers, agents, consultants and other advisors and representatives, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.2   Operation of the Business of the Company.

  From the date of this Agreement until the Closing, the Company will, and will cause its Subsidiary to conduct its business only in the ordinary course of business consistent with past practices, and preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others with whom the Company or its Subsidiary has contractual or other business relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If the Company becomes aware of a material deterioration in the relationship with any key customer, key strategic partner, key supplier, key distributor or key employee, it shall promptly bring such information to the Purchaser's attention in writing and, if requested by the Purchaser, shall exert reasonable commercial efforts to promptly restore the relationship.

  Without limiting the generality of the foregoing and except as otherwise expressly permitted by this Agreement, the Company will not, and will not permit its Subsidiary to, without the prior written consent of Purchaser:

    amend its certificate of incorporation or bylaws or other comparable charter or organizational documents;

    issue, sell, create, authorize, pledge, encumber or otherwise dispose of any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, except for the issuance of Company Capital Stock upon the exercise of Options and Warrants outstanding as of the Agreement Date;

    subdivide, split, combine or reclassify the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

    declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

    incur or prepay any Indebtedness (other than a Purchaser Loan), (ii) issue, sell or amend any of its debt securities or warrants or other rights to acquire any of its debt securities, or guarantee any debt securities of another Person, (iii) loan, advance or lend any money (other than reasonable and normal advancement of bona fide expenses to its employees in the ordinary course of business consistent with past practices, provided that no proceeds of such advances are used directly or indirectly to purchase shares of Company Capital Stock), (iv) contribute to the capital of, or invest in, any Person, (v) forgive or discharge in whole or in part any outstanding loans or advances or (vi) enter into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

    sell, lease, transfer license, pledge or otherwise dispose of or Encumber any of its properties or assets (including, without limitation, any Intellectual Property);

    acquire (i) by merger or consolidation with, or by purchase of all or substantially all of the assets or any stock of, or by any other manner, any business or Person (other than the Merger with Merger Sub contemplated by this Agreement) or enter into any negotiations, discussions or agreements for such purpose or (ii) any assets that are material to the Company individually or in the aggregate, except purchases of inventory and raw materials made in the ordinary course of business;

    damage, destroy or dispose of any of its assets or properties with an aggregate value in excess of $50,000 or that are otherwise material assets or properties, whether or not covered by insurance;

    enter into, modify, accelerate, violate, cancel or terminate, any Material Contract (or series of related Material Contracts) or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;

    except as required by Law, adopt, enter into, terminate or amend any Company Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) materially increase the compensation, severance or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant or other independent contractor, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the granting of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or remove existing restrictions in any Company Plan or Contracts or awards made thereunder or (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

    cancel, compromise, terminate, release or waive any claims or rights (or series of related claims or rights) with a value exceeding $50,000 or otherwise material claims or rights;

    initiate any Proceeding (other than for the routine collection of accounts receivable) or settle or compromise or agree to settle or compromise in connection with any Proceeding;

    acquire any assets with respect to property, plant or equipment in excess of $25,000 in the aggregate;

    change accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

    change payment or processing practices or policies regarding intercompany transactions;

    accelerate or delay the payment of accounts payable or other Liabilities or the collection of notes or accounts receivable;

    (A) agree to any audit assessment by any Governmental Authority in respect of Taxes, (B) make, change or rescind any Tax election other than in the ordinary course of business or as required by applicable Law, or enter into any closing agreement, settle or compromise any Tax Liability or consent to any extension or waiver of the limitation period applicable to any Tax Liability or (C) amend any Tax Return;

    transfer, assign or grant any license or sublicense of any rights under or with respect to any Intellectual Property or acquire any license or sublicense of any rights under or with respect to any Intellectual Property from any third party;

    abandon, cancel, let lapse or expire any Intellectual Property that was, as of the date of the Interim Balance Sheet, or at any time thereafter, the subject of any application or registration;

    materially change any insurance coverage;

    materially change the manner in which it extends warranties, discounts or credits to customers;

  agree to do any of the things described in the preceding clauses (i) through (xxi) of this Section 5.2(b).

5.3   Consents and Filings; Reasonable Efforts.

  Subject to Section 5.3(b) in the case of the Purchaser, each of the parties will, and the Company will cause its Subsidiary to, use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to enable the Surviving Corporation (or the Purchaser) to carry on the business of the Company and its Subsidiary immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company or its Subsidiary is a party or is bound or which any of their respective assets is bound.

  Each of the Purchaser and the Company agrees to file with the applicable Governmental Authority, as soon as reasonably practicable following the date of this Agreement, any filings or similar submissions that may be required under applicable antitrust or competition Laws.

  On the Closing Date, the Company will send or cause to be sent by the Company's counsel, by overnight courier, all original minute books, corporate seals and stock or equity ownership records of the Company to the Purchaser.

5.4   Notification. Each of the parties will give prompt notice to the other parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the Agreement Date until the Closing, and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. If the matter as to which such notification is made pursuant to this Section 5.4 by any party would entitle the other party to terminate this Agreement pursuant to the terms of Article 7, such other party shall have the right to terminate this Agreement as a result of such matter in accordance with, and subject to the terms of, Article 7. Notwithstanding the foregoing, no such notification shall affect the representations, warranties, covenants, or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the parties hereto.

5.5   No Negotiation.

  The Company will not, and will cause its Subsidiary and its and its Subsidiary's Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (all of the foregoing collectively being the "Company Representatives") not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate, entertain, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract with respect to any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger or consolidation agreement, stock purchase or sale agreement, acquisition agreement, option agreement or other similar agreement or propose, whether publicly or to any director or Stockholder, or agree to do, any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations, with respect to an Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Securityholders or (vi) enter into any other transaction not in the ordinary course of the Company's business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. The Company will immediately cease and cause to be terminated any and all existing activities, negotiations or discussions with any Persons (other than the Purchaser) conducted prior to or on the Agreement Date and with respect to any Acquisition Proposal, and will use commercially reasonable efforts to secure the return or destruction of any such Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and will use commercially reasonable efforts to secure the return or destruction of any non-public information and terminate any access of the type referenced in clause (c) above. If any Company Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.5 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.5.

  The Company will promptly (but in any event, within twenty-four (24) hours) notify the Purchaser orally and in writing after receipt by the Company or any Company Representative of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information or access as referenced in Section 5.5(a)(iii) above. Such notice shall describe the material terms of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, the identify of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and such other information related thereto as the Purchaser may reasonably request. The Company shall keep the Purchaser fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to the Purchaser a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide the Purchaser with 48 hours prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board of directors of the Company is reasonably expected to discuss an Acquisition Proposal.

5.6   Confidentiality.

  For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Company's prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Company prior to making such disclosure).

  Each party agrees to continue to abide by that certain non-disclosure agreement dated as of July 13, 2007 by and between the Purchaser and the Company (the "Non-Disclosure Agreement"), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Non-Disclosure Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement will continue in full force and effect.

5.7   Section 280G Matters. Within one (1) Business Day after the date hereof, the Company will deliver to the Purchaser a list setting forth all persons who are "disqualified individuals" as described below, a detailed list of the payments that the disqualified individuals may receive (under this Agreement or any other contract, plan or arrangement with the Company or otherwise, including severance payments, and acceleration of vesting or benefits under options or restricted stock), and the payroll and compensation data needed to perform calculations under Section 280G of the Code. The Company will also deliver within one (1) Business Day of the date hereof a description of any family or other relationships among the Stockholders that would result in attribution of ownership under Section 318 of the Code for the purposes set forth above, together with a worksheet or memorandum from the Company's outside accountants or other professional advisor reasonably acceptable to the Purchaser demonstrating the extent (if any) to which such payments, vesting or benefits constitute "excess parachute payments" within the meaning of Section 280G of the Code will be made to such disqualified individuals. If for any reason it appears to such independent accounting firm or other professional advisor that a disqualified individual will receive an excess parachute payment, then the balance of this Section 5.7 will apply, in addition to any other rights and remedies the Purchaser may have. Prior to the Effective Time, the Company will submit to, and use all reasonable efforts to obtain, a stockholder vote or written consent approving or denying the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that could be deemed "parachute payments" under Section 280G of the Code (or, if such payments are not approved, then such payments shall be forfeited the extent that any such payments would constitute "parachute payments" under Section 280G of the Code), on the following terms and conditions interpreted in a manner which complies with Section 280G of the Code and all applicable final, proposed or temporary regulations thereunder: (a) such payments so submitted for approval will be computed without reduction for any amounts which could otherwise be treated as excludible, reasonable compensation for services rendered before or after the Effective Time under Section 280G(b)(4) of the Code; (b) the stockholder approval will be timely solicited in form and substance and pursuant to such disclosure as will be sufficient to satisfy the stockholder approval requirements for the private company exemption of Section 280G(b)(5) of the Code, including requirements that such disqualified individual waive in advance the right to such payment if the requisite stockholder approval is not obtained, and such payments will be separately approved within the meaning of such regulations; and (c) for such approval to be effective as to any such payment, more than seventy-five percent (75%) of the voting power of the Company will have approved such payment without counting as outstanding or permitting to vote (except, as contemplated by Treasury Regulations Section 1.280G-1, Q&A-7(b)(4)), any stock (i) actually owned or constructively owned under Section 318(a) of the Code by or for such disqualified individual, or (ii) as to which the owner of such stock is considered under Section 318(a) of the Code to own any part of the stock owned directly or indirectly by or for such disqualified individual.

5.8   Stockholder Materials. Within ten (10) Business Days of the execution of this Agreement, the Company will deliver an information statement, the form of written consent required pursuant to other provisions of this Agreement and all information that may be required to be given to the Stockholders pursuant to the DGCL (and CGCL) in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters' appraisal rights under the DGCL (and CGCL), and any other applicable Law (the "Stockholder Materials") to all Stockholders entitled to receive such under the DGCL, and other applicable Law. Prior to the delivery of the Stockholder Materials, the Company will have given the Purchaser and its counsel a reasonable opportunity (but in no event fewer than three (3) Business Days) to review and comment on drafts of the Stockholder Materials. The form of written consent will include language to the effect that each consenting Stockholder agrees to be bound by the indemnification provisions of Article 9 of this Agreement as if the consenting Stockholder were a signatory to this Agreement and will otherwise be in form and substance reasonably satisfactory to the Purchaser. The Stockholder Materials will also specify the address to which any notices concerning dissenters' rights must be sent and will request that a copy of such notice be sent to the Purchaser at an address specified by the Purchaser. At the time it is sent and at all times subsequent thereto (through and including the Effective Time), the Stockholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided, however, that the Company will not be responsible for information about the Purchaser which is accurately stated from information which the Purchaser has publicly released or filed (provided that the Company has obtained the Purchaser's consent prior to use of such publicly released or filed information) or otherwise provided by the Purchaser or its representatives (including counsel), in writing, for use in the Stockholder Materials. If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment or supplement to the Stockholder Materials, then the Company will promptly inform the Purchaser of such occurrence, and the Company will deliver to the Stockholders such amendment or supplement. The Stockholder Materials will include the unanimous recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are advisable, fair and reasonable to, and in the best interests of, the Stockholders.

5.9   Meeting or Consent of Stockholders. The Company will within five (5) Business Days after the date hereof take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to deliver a solicitation for the written consent of the Stockholders to approve this Agreement and the Merger. The Company will use its best efforts to obtain promptly from all of the Stockholders written consents in favor of the Merger and take all other action necessary to secure the approval of all such Stockholders, including the Requisite Stockholder Approval. Within two (2) Business Days after circulating the Stockholder Materials and obtaining the Requisite Stockholder Approval the Company shall send to each Stockholder who may be eligible to exercise dissenters' appraisal rights under the DGCL, the CGCL or other applicable Law, all notices and information required in connection therewith under applicable Law and necessary to commence any notice or other time period after which such dissenters' appraisal rights can not be exercised.

5.10   Satisfaction of Conditions Precedent. Each of the parties hereto will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 6, and to cause the transactions contemplated in this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all (a) of the Governmental Authorizations and consents listed in Section 6.1(c) of the Company Disclosure Schedule, and (b) authorizations of third parties, and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

5.11   Company Plans. Prior to the Effective Time, if requested by the Purchaser, the Company will take all actions necessary to terminate any and all Company Plans identified by Purchaser which shall include, but not be limited to, any Company Plans that are intended to qualify under Section 401(a) of the Code. The effective time of termination for any Company Plan that is intended to be qualified under Section 401(a) of the Code shall be no later than the day preceding the Effective Time, and such termination shall be by resolution of the Company's board of directors that shall be subject to the prior review and approval of Purchaser. The Company shall take any further actions that Purchaser may reasonably require to effect the termination of any Company Plan intended to be qualified under Section 401(a) of the Code.

5.12   Indemnification of Officers and Directors. For six (6) years after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company and any of its current or former directors and officers, and to maintain the directors' and officers' liability insurance policies in effect immediately prior to the Effective Time (or, subject to the provisions of Section 5.13 below) obtain and maintain comparable policies). In addition, for a period of six (6) years following the Effective Time, Purchaser shall (and shall cause the Surviving Corporation to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiary immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.

5.13   D&O Tail Insurance. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser may, at its sole option and discretion, purchase a six (6) year "tail" prepaid policy on the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time. In the event that the Purchaser elects to purchase such a "tail" policy prior to the Effective Time and the Merger is consummated, the Purchaser and the Surviving Corporation shall maintain such "tail" D&O Insurance policy in full force and effect and continue to honor their respective obligations thereunder for so long as such "tail" D&O Insurance policy shall be maintained in full force and effect; provided that the cost of obtaining such "tail" D&O Insurance policy (such cost, the "D&O Extension Premium") shall be shared equally between the Purchaser and the Company; provided further, that one-half (1/2) of the cost of the D&O Extension Premium shall be deemed to be included in the Closing Expenses such that the Net Merger Consideration shall be reduced dollar-for-dollar by an amount equal to one-half (1/2) of the cost of such D&O Extension Premium.

5.14   Management Liquidation Pool. Concurrently with the execution of this Agreement, the Company shall determine all payments to be made from the Management Liquidation Pool, which shall be allocated as set forth in the Management Liquidation Pool Allocation Schedule. The Company shall obtain from each Participating Employee an executed Waiver and Release Agreement in accordance with Section 2.3(d).

5.15   Voting Agreements. Immediately following the execution of this Agreement, the Company will secure from each Stockholder listed on Exhibit C-1 (the "Voting Agreement Signatories") a voting agreement and irrevocable proxy substantially in the form attached hereto as Exhibit C-2 (the "Voting Agreement").

5.16   Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1   Conditions to the Obligation of the Purchaser and the Merger Sub. The obligations of the Purchaser and the Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.1 (any of which may be waived by the Purchaser and the Merger Sub, in whole or in part, but only in a writing signed by the Purchaser).

  Accuracy of Representation and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the Agreement Date (in which case such representations and warranties will be true and correct as of such date).

  Performance of Covenants. All of the covenants and obligations that the Company is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

  Consents. Each of the Governmental Authorizations and each of the consents approvals, releases or waivers listed on Schedule 6.1(c) to this Agreement must have been obtained and must be in full force and effect.

  No Action. There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prohibit, prevent, make illegal, delay or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to own the capital stock of the Company or to control the Company and its Subsidiary or (iv) adversely affect the right of the Purchaser or any of its Affiliates to own their respective assets and to operate their respective businesses.

  No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

  Deliveries. The Company will have made each of the following deliveries to the Purchaser:

    an executed opinion of Stradling Yocca Carlson & Rauth, counsel to the Company, dated as of the Closing Date, in the form of Exhibit J;

    the Certificate of Merger, executed by an executive officer of the Company;

    a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of the Company confirming the satisfaction of the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(e);

    resignations effective as of the Closing Date of each director and officer of the Company and each Company Subsidiary;

    a certificate in the form of Exhibit K of the Secretary or Assistant Secretary of the Company dated as of the Closing Date and certifying and attaching with respect to the Company (A) the Company's certificate of incorporation and all amendments thereto, certified by the Secretary of State of the State of Delaware not more than five (5) Business Days prior to the Closing Date, (B) the Company's bylaws and all amendments thereto, (C) a certificate of good standing of the Company certified by the Secretary of State of the State of Delaware and any other state or jurisdiction in which the Company is qualified to do business as a foreign corporation and issued not more than five (5) Business Days prior to the Closing Date, (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Company and the Stockholders relating to this Agreement and the transactions contemplated by this Agreement and (E) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

    the Final Merger Consideration Allocation Schedule;

    the Closing Adjustment Certificate, executed by an executive officer of the Company; and

    and such other documents, instruments and certificates as the Purchaser may reasonably request for the purpose of consummating the Merger and the other transactions contemplated by this Agreement.

  Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been duly and validly obtained, as required by the DGCL and CGCL and the Company's certificate of incorporation and bylaws, in each case as in effect on the date of such approval and, in addition, this Agreement and the Merger shall have been duly and validly approved by holders of outstanding Company Capital Stock representing at least ninety percent (90%) of the shares (and voting power) of Company Capital Stock outstanding and at least ninety percent (90%) of the voting power of all outstanding shares of Company Capital Stock.

  Dissenter's Rights. The number of shares of Company Capital Stock which, as of the Closing, have become or could potentially be entitled to become Dissenting Shares under applicable Law will not exceed ten percent (10%) of the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time.

  Employees. Each Key Employee shall have remained continuously employed with, and performing their usual and customary duties for, the Company from the Agreement Date through the Closing and shall have signed an Employment Offer Letter and no action shall have been taken by any such individual to modify, rescind, or terminate such Employment Offer Letter.

  Management Liquidation Pool. All Participating Employees shall have executed and delivered a Waiver and Release Agreement in accordance with Section 2.3(d) and copies of all such Waiver and Release Agreements shall have been delivered to the Purchaser.

  Ancillary Agreements. Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect and the Company shall have executed and delivered each of the Company Ancillary Agreements, each of which will be in full force and effect.

  Option Termination Documentation. The Company shall have delivered to the Purchaser the Option Termination Documentation in accordance with Section 2.2(a).

  Warrant Termination Documentation. The Company shall have delivered to the Purchaser any and all Warrant Termination Documentation in accordance with Section 2.2(b).

  FIRPTA Notice. The Company will prepare a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h)(2), dated as of the Closing Date, executed by the Company, together with written authorization for the Surviving Corporation to deliver such notice to the Internal Revenue Service after the Effective Time

  Paydown Notice. Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc. (collectively, "VLL") shall have delivered to the Purchaser a paydown notice setting forth the entire amount that must be paid to entirely pay off, terminate and retire, at the Closing, all the Company's obligations and Indebtedness to VLL under the various loan or loans that have been advanced by VLL to the Company on or before the Closing (the "VLL Indebtedness") and to terminate VLL's security interest in the Company's assets, including a statement of the additional interest or other payments necessary to entirely pay off, terminate and retire such VLL Indebtedness each day after the date of the Closing.

  Notice Requirements; Waiver. The Company shall have delivered to the holders of the Company's Preferred Stock any and all notices applicable to the Merger, this Agreement and any of the transactions contemplated by this Agreement as may be required pursuant to the Company's certificate of incorporation and/or bylaws or obtained a valid and binding written waiver from such holders of their right to receive, and the Company's obligation to give, any such notices and copies of such notices and/or waivers shall have been provided to the Purchaser.

  Confirmation of Beneficial Ownership of Shares in Indian Subsidiary Held of Record by Third Parties. The Company shall have obtained and delivered to the Purchaser written confirmation executed by any holders of record of shares of the Indian Subsidiary (other than the Company), reasonably satisfactory to the Purchaser, that the Company owns the entire beneficial ownership of all the outstanding shares in the Indian Subsidiary held of record by Tripti Gupta and copies of any and all documentation as may be required under applicable Indian Law, including the Companies Act, 1956 to effect and confirm such beneficial ownership by the Company of such shares.

  Termination of Stockholder Related Agreements. Each of the Stockholder Related Agreements shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the Stockholder Related Agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

  Amendment to Stock Option Plan. The board of directors of the Company shall have approved an amendment to the Stock Option Plan (the "Option Plan Amendment") to eliminate the obligation of the Company to provide a fifteen (15) day notice of the Merger to the holders of Options pursuant to Section 8.1(b) of the Stock Option Plan (relating to termination of the Stock Option Plan and outstanding Options) and copies of the Option Plan Amendment and the resolutions adopted by the board of directors approving the Option Plan Amendment shall have been provided to the Purchaser.

  Confirmatory Intellectual Property Assignments. The Company shall have obtained and delivered to the Purchaser an executed confirmatory assignment of Intellectual Property, in form and substance reasonably satisfactory to the Purchaser, from the Persons identified on Schedule 6.1(t) to this Agreement.

6.2   Conditions to the Obligation of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.2 (any of which may be waived by the Company, in whole or in part, but only in a writing signed by the Company).

  Accuracy of Representation and Warranties. The representations and warranties of the Purchaser and the Merger Sub set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Purchaser and the Merger Sub set forth in this Agreement will be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of Agreement Date (in which case such representations and warranties will be true and correct as of such date).

  Performance of Covenants. All of the covenants and obligations that the Purchaser or the Merger Sub are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

  No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

  Officer's Certificate. The Purchaser must have delivered to the Company a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

  Ancillary Agreements. Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

ARTICLE 7
TERMINATION

7.1   Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

  by mutual written consent of the Purchaser and the Company;

  by the Purchaser if (i) there has been a breach of any of the Company's representations, warranties or covenants contained in this Agreement, and such breach has not been cured by the earlier of the Termination Date or within five (5) Business Days after the Purchaser has given the Company written notice of the breach and its intention to terminate this Agreement pursuant to this Section 7.1(b) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured or such breach is a breach by the Company of Section 5.2 or Section 5.5 of this Agreement) and if such breach would result in the failure of any of the conditions set forth in Section 6.1 to be fulfilled or satisfied or (ii) the Voting Agreements have not been executed by each of the Voting Agreement Signatories and delivered to the Purchaser within one (1) Business Day following the execution of this Agreement by the parties hereto;

  by the Company if there has been a breach of any of the Purchaser's or the Merger Sub's representations, warranties or covenants contained in this Agreement, and such breach has not been cured within five (5) Business Days after the Company has given the Purchaser written notice of the breach and its intention to terminate this Agreement pursuant to this Section 7.1(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) but only if such breach would result in the failure of any of the conditions set forth in Section 6.2 to be fulfilled or satisfied;

  by either the Purchaser or the Company if any Governmental Authority of competent jurisdiction has issued a Judgment or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

  by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser or the Merger Sub to comply fully with its obligations under this Agreement) on or before the Termination Date; or

  by the Company if the Closing has not occurred (other than through the failure of the Company to comply fully with its obligations under this Agreement) on or before the Termination Date.

7.2   Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Section 5.6(b), this Section 7.2, Section 7.3 and Article 11 (except for those in Section 11.11) will remain in full force and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of any of such party's representations, warranties or covenants contained herein.

7.3   Disposition of Documents. In the event of the termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1 hereof, each party, if so requested by the other party, will (a) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any Subsidiary, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (b) destroy such documents and cause its representatives and such other representatives to destroy such documents, and so certify such destruction to the other party.

ARTICLE 8
CONTINUING EMPLOYEE MATTERS

8.1   Continuing Employees. Subject to the provisions of this Article 8 and to any employment agreements to be executed by any Continuing Employees on or prior to the Closing Date, the Continuing Employees will remain at-will employees of the Surviving Corporation immediately following the Effective Time, unless otherwise required by applicable Law. The Continuing Employees will be eligible to receive salaries and employee benefits that are, substantially similar in the aggregate to those afforded to similarly-situated employees of Purchaser, subject to the terms and conditions of Purchaser's relevant benefit plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on continuous length of service in any of Purchaser's benefit plans or programs for which a Continuing Employee may be eligible on or after the Closing Date, to the extent permitted by any such benefit plan or arrangement, all continuous service of the Continuing Employees will apply towards establishing (a) waiting periods for participation in such Purchaser benefit plans or programs related to health, welfare and retirement, (b) vacation eligibility, and (c) vesting under retirement plans and benefit accruals.

8.2   Employee Communications. The parties will cooperate with respect to any employee communications regarding any matters provided for herein occurring prior to the Effective Time, provided that the Purchaser will retain the sole and absolute discretion to approve of, in advance, any written employee communications relating to any compensation or benefits to be provided by it or by the Company or any other Affiliate of the Purchaser under this Agreement or otherwise. The parties further agree to coordinate in advance any formal meetings or presentations between Continuing Employees and any representative of the Purchaser and any Purchaser written employee communications occurring prior to the Effective Time.

ARTICLE 9
INDEMNIFICATION

9.1   Indemnification by the Stockholders. In the event that the Closing occurs and the Merger is consummated and becomes effective, and subject to the limitations expressly set forth in Section 9.5 hereof, each Series G Holder will severally (based on such Series G Holder's Pro Rata Share), and not jointly, indemnify, defend and hold harmless the Purchaser, each of the Purchaser's Affiliates, the Surviving Corporation and each of their respective directors, officers, employees, agents, consultants, attorneys, advisors and representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

  any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, other than the representations and warranties referred to in subsection (b) hereof;

  any inaccuracy in or breach of the representations and warranties set forth in Sections 3.1(a) (Corporate Matters - The Company), 3.2 (Authority and Enforceability); 3.4 (Capitalization and Ownership), Section 3.15 (Tax Matters) and Sections 3.16(d) and (f) (Employee Benefit Matters) (collectively, the "Special Representations");

  the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement, including without limitation Sections 2.2(a) and 2.2(b) hereto;

  any error or understatement of any liabilities or amounts payable that were used to compute the Net Merger Consideration, including without limitation any claim or claims for payment (whether asserted by a Person who is a Stockholder or other security holder of the Company or any other Person) under the Management Liquidation Pool which is or are inconsistent or in conflict with the Management Liquidation Pool Allocation Schedule and any claim or claims for payment under the Special Employee Bonus Pool which is or are inconsistent or in conflict with the terms set forth in Section 3.9 of the Company Disclosure Schedule;

  any inaccuracy in the Closing Adjustment Certificate or the Final Merger Consideration Allocation Schedule, including without limitation any claim or claims for payment which is or are inconsistent or in conflict with the Final Merger Consideration Allocation Schedule;

  any assertion or recovery by any Stockholder of the fair value, interest, and expenses or other amounts pursuant to dissenters' rights exercised or purportedly exercised pursuant to the DGCL, the CGCL or any other Law (it being understood that any such Losses will not include the Pro Rata Share of the Net Merger Consideration such asserting or recovering Stockholder would have received pursuant to Section 2.1(b) of this Agreement in the Merger in respect of the shares of Company Capital Stock of such Stockholder with respect to which such dissenters' rights were exercised or purportedly exercised);

  any payments made by the Purchaser in satisfaction of its obligations under Section 5.12 hereto;

  any claim or claims by or on behalf of any Continuing Employee in connection with such Continuing Employee's Waiver and Release Agreement and/or Option Termination Documentation.

Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct. Notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that any Purchaser Indemnified Party may bring an Indemnification Claim for any Losses under this Article 9 notwithstanding the fact that such Purchaser Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Losses prior to the Closing or waived any condition to the Closing related thereto.

9.2   Claim Procedure.

  The Purchaser may give written notice of an indemnification claim under this Article 9, whether for its own Losses or for Losses incurred by any other Purchaser Indemnified Party (each such claim, an "Indemnification Claim"), and Purchaser will give written notice of such Indemnification Claim executed by an officer of the Purchaser (a "Claim Notice") to the Stockholder Representative (with a copy to the Escrow Agent if such Indemnification Claim involves recovery against the Escrow Fund) containing (i) a description and, if known, the maximum potential amount of Losses for which the Purchaser or any Purchaser Indemnified Party may be liable, including the amount of any Losses that may already have been incurred, paid, reserved or accrued (ii) a reasonable summary explanation of the basis for the Claim Notice to the extent of the facts then known by the Purchaser Indemnified Party and (iii) a demand for payment of those Losses or potential Losses.

  Within thirty (30) days after delivery of a Claim Notice, the Stockholder Representative will deliver to the Purchaser Indemnified Party (with a copy to the Escrow Agent) a written response in which the Stockholder Representative will either:

    agree that the Purchaser Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

    dispute the Purchaser Indemnified Party's entitlement to indemnification (including, if applicable, a dispute as to the determination of the amount of any Reserved Escrow Fund Funds, if applicable) by delivering to the Purchaser Indemnified Party a written notice (an "Objection Notice") setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

  If the Stockholder Representative fails to take either of the foregoing actions within thirty (30) days after delivery of the Claim Notice, then the Stockholder Representative will be deemed to have irrevocably accepted the Claim Notice and the Stockholder Representative will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

  If the Stockholder Representative delivers an Objection Notice to the Purchaser Indemnified Party (with a copy to the Escrow Agent) with respect to all or any portion of a Claim Notice (a "Contested Claim") within thirty (30) days after delivery of the Claim Notice, then the dispute shall be resolved by a written settlement agreement executed by the Purchaser and the Stockholder Representative (a copy of which shall be furnished to the Escrow Agent) or in the absence of such a written settlement agreement being reached within sixty (60) days after receipt by the Purchaser Indemnified Party of the Objection Notice, by any legally available means consistent with the provisions of Section 11.11 or, at either the Purchaser's or the Stockholder Representative's option and discretion, by binding arbitration pursuant to Section 9.2(e).

  Notwithstanding anything herein to the contrary, the parties agree that, at either the Purchaser's or the Stockholder Representative's option and discretion, any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), governed by the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California. Either the Purchaser or the Stockholder Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S.'s

  Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 9.2(e). The arbitration of such Contested Claim shall be conducted by a single arbitrator mutually agreed on by the Purchaser and the Stockholder Representative and selected from J.A.M.S.'s panel of neutrals. The parties will cooperate with J.A.M.S. and with each other in promptly selecting the arbitrator (or arbitrators, as applicable) from J.A.M.S.'s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that the parties to the arbitration will bear the expense of deposits and advances required by the arbitrator in equal proportions. The provisions of this Section 9.2(e) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. If for any reason J.A.M.S. or its successor no longer is in business, then the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will promptly deliver such documents to Escrow Agent, the Stockholder Representative and the Purchaser, together with a copy of the Final Award signed by the arbitrator.

  The foregoing indemnification payments will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual settlement agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Series G Holders' obligation to pay such amount have been determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 11.11 or by binding arbitration in accordance with Section 9.2(e), if in either case an Objection Notice has been timely delivered in accordance with Section 9.3(b) (the "Settlement Date").

9.3   Third Party Claims. In the event the Purchaser becomes aware of a third-party claim which the Purchaser in good faith believes may result in an Indemnification Claim against the Escrow Fund by or on behalf of an Purchaser Indemnified Party, the Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by the Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall constitute Losses for which the Purchaser may seek indemnification pursuant to an Indemnification Claim made hereunder). The Stockholder Representative shall have the right, upon request, to periodically receive copies of all material pleadings, material notices and material communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Purchaser Indemnified Party and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholder Representative shall have objected within fifteen (15) days after a written request for such consent by the Purchaser), no settlement or resolution by the Purchaser of any claim that gives rise to an Indemnification Claim against the Escrow Fund by or on behalf of a Purchaser Indemnified Party shall be determinative of the existence of or amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement or resolution, neither the Stockholder Representative nor any Series G Holder shall have any power or authority to object under Section 9.2 or any other provision of this Article 9 to the amount of any Indemnification Claim by or on behalf of any Purchaser Indemnified Party against the Escrow Fund for indemnity with respect to such settlement or resolution.

9.4   Survival. All representations and warranties of the Company contained in this Agreement and any certificate delivered pursuant to this Agreement, and the corresponding right to make Indemnification Claims thereunder, will survive the Closing, irrespective of any facts known to any Purchaser Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Purchaser Indemnified Party, for a period of eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Sections 3.16(d) and (f) (Employee Benefit Matters) will survive and remain operative and in full force and effect, irrespective of any facts known to any Purchaser Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Purchaser Indemnified Party, for a period of forty-two (42) months from the Closing Date; provided, further, that the Special Representations (other than Sections 3.16(d) and (f) (Employee Benefit Matters) will survive and remain operative and in full force and effect, irrespective of any facts known to any Purchaser Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Purchaser Indemnified Party, until the expiration of the applicable statute of limitations; provided, further, that no right to indemnification pursuant to this Article 9 in respect of any Indemnification Claim that is set forth in a Claim Notice delivered to the Stockholder Representative (with a copy to the Escrow Agent if such Indemnification Claim involves recovery against the Escrow Fund) prior to the expiration of a representation or warranty shall be affected by the expiration of such representation or warranty; provided, further, that such expiration shall not affect the rights of any Purchaser Indemnified Party under this Article 9 or otherwise to seek recovery for Losses arising out of any fraud or willful misconduct until the expiration of the applicable statute of limitations. All representations and warranties of the Purchaser contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing, irrespective of any facts known to the Company at or prior to the Closing or any investigation at any time made by or on behalf of the Company, for a period of eighteen (18) months from the Closing Date. If the Merger is consummated, all covenants of the parties shall expire and be of no further force and effect as the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to this Article 9 in respect of any Indemnification Claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

9.5   Limitations on Liability.

  Notwithstanding the foregoing, the Liability of the Series G Holders under this Agreement will be subject to the following limitations:

    In no event will the Series G Holders have any Liability under this Agreement unless and until the aggregate amount of Losses for which the Series G Holders would otherwise be liable under this Article 9 exceed $200,000 (the "Threshold"), at which point the Series G Holders' Liability shall be for all Losses, including the amount of the Threshold; provided, however, that the foregoing limitation shall not apply with respect to Losses directly or indirectly resulting from fraud or willful misconduct or any inaccuracy in or breach of the representations and warranties set forth in Section 3.15 (Tax Matters).

    The Series G Holders' Liability with respect to Indemnification Claims arising under Section 9.1(a) will not exceed the Escrow Fund, and the rights of a Purchaser Indemnified Party to assert Indemnification Claims against the Escrow Fund under this Article 9 will be the sole and exclusive remedy of a Purchaser Indemnified Party for any such claim (other than with respect to any equitable remedies available to any Purchaser Indemnified Party), and no Series G Holder will have any Liability in excess of its Pro Rata Share of the Escrow Fund with respect to any such claims, except as provided in Section 9.5(a)(iii) hereof.

    The initial sources for the Purchaser Indemnified Parties to recover Losses for which they may be entitled under this Article 9 will be to set off, recover and retain such Losses from the Escrow Fund. At such time and to the extent that the Losses for which the Purchaser Indemnified Parties may seek indemnity under Section 9.1(b), (c), (d), (e), (f), (g) and/or (h) hereof exceed the amount of the Escrow Fund, the Purchaser Indemnified Parties will have the right to recover such remaining Losses directly from the Series G Holders; provided, however, that the Purchaser Indemnified Parties' recovery from each Series G Holder apart from the Escrow Fund shall be limited to each Series G Holder's Pro Rata Share of the Net Merger Consideration.

    For purposes of clarity, it is expressly understood that in no event and under no circumstances will Stockholders who do not own any shares of Series G Preferred Stock have any Liability under this Article 9.

  Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct.

  The amount of any and all Losses for which indemnification is provided pursuant to this Article 9 will be net of any amounts of any credits, discounts, insurance proceeds, indemnification payments, contribution payments or reimbursements to the extent actually received by, or paid in kind to, the Purchaser Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto; provided, however, that for the sake of clarity, in no event shall the Purchaser or any Purchaser Indemnified Party be required to recover under any insurance policies or pursue any such credits, discounts, indemnification payments, contribution payments or reimbursements prior to seeking recovery against the Escrow Fund pursuant to this Article 9; provided however, that with respect to claims arising under Section 9.1(g) (a "9.1(g) Indemnification Claim"), the Purchaser shall be required to submit a claim seeking full recovery under the D&O Insurance , and the Purchaser shall use reasonable efforts to obtain payment of insurance proceeds in respect of such claim under the D&O Insurance to the extent available ("Claim Proceeds"). In no event, however, shall the Purchaser have any obligation to sue the D&O Insurance Carrier or engage in any other dispute resolution process with the D&O Insurance carrier to recover the Claim Proceeds nor shall the Purchaser have any obligation to delay or defer its efforts to assert a 9.1(g) Indemnification Claim or to pursue or prosecute any suit, arbitration or other process permitted by this Agreement to recover the Losses asserted under such 9.1(g) Indemnification Claim. If the D&O Insurance carrier fails to pay the Claim Proceeds to the Purchaser promptly after the Purchaser's claim submission, and if the Purchaser recovers any of its Losses under such 9.1(g) Indemnification Claim from any Series G Holders pursuant to a 9.1(g) Indemnification Claim then: (i) such recovered sums will be net of any Claim Proceeds previously received by the Purchaser in respect of such 9.1(g) Indemnification Claim (if any); and (ii) if the Purchaser recovers the full amount of the Losses arising from such 9.1(g) Indemnification Claim from the Escrow Fund and/or directly from any Series G Holder(s), then the Purchaser shall assign its rights to such unpaid Claim Proceeds in respect of such 9.1(g) Indemnification Claim to the Series G Holder(s) who forfeited Escrow Funds or paid additional funds to satisfy such 9.1(g) Indemnification Claim (pro rata according to the amount of Escrow Funds forfeited and additional funds paid by each such Series G Holder to satisfy such 9.1(g) Indemnification Claim) to the extent of such forfeitures and/or payments made by such Series G Holder(s).

9.6   No Right of Indemnification or Contribution. No Series G Holder has any right of indemnification, contribution or right of advancement from the Company, the Surviving Corporation or the Purchaser or any of their Affiliates with respect to any Losses claimed by a Purchaser Indemnified Party, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

9.7   Adjustment to Purchase Price. The parties expressly agree that any payment by a Series G Holder to any Purchaser Indemnified Party pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price and shall be reported consistently therewith by the parties.

ARTICLE 10
TAX MATTERS

10.1   Assistance and Cooperation. The Purchaser, the Company, and the Stockholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes.

10.2   Tax Sharing Agreement. Any Tax sharing agreements or arrangements to which the Company may be a party or have Liability will be terminated effective as of the Closing. After the Closing, neither the Stockholders nor their Affiliates will have any further rights or Liabilities thereunder.

10.3   Powers of Attorney. Any power of attorney or similar agreement to which the Company may be a party with respect to Taxes will be terminated effective as of the Closing.

ARTICLE 11
GENERAL PROVISIONS

11.1   Stockholder Representative.

  By virtue of their approval of the Merger, each Stockholder designates and appoints the Stockholder Representative as such Stockholder's agent and attorney-in-fact with full power and authority to act for and on behalf of each Stockholder to give and receive notices and communications, to accept service of process on behalf of the Stockholders pursuant to Article 9 and Section 11.11, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any Indemnification Claims by any Purchaser Indemnified Party against any Series G Holder pursuant to Article 9 and to take all actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Stockholder Representative constitute notice to or from each of the Stockholders for all purposes under this Agreement.

  The Stockholder Representative may delegate its authority as Stockholder Representative to any one of the Series G Holders for a fixed or indeterminate period of time upon not less than ten (10) Business Days' prior written notice to the Purchaser in accordance with Section 11.2. In the event of the death or incapacity of the Stockholder Representative, a successor Stockholder Representative will be elected promptly by the Series G Holders whose interests aggregate not less than a majority of the Net Merger Consideration and the Series G Holders will so notify the Purchaser. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term "Stockholder Representative" as used in this Agreement includes any successor Stockholder Representative appointed in accordance with this Agreement.

  A decision, act, consent or instruction of the Stockholder Representative constitutes a decision of all the Stockholders and is final, binding and conclusive upon the Stockholders, and the Purchaser and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, consent or instruction of the Stockholder Representative. Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Stockholder Representative as being genuine and correct and having been duly signed or sent by the Stockholder Representative.

  The Stockholder Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Stockholder Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Series G Holders will severally indemnify and hold harmless the Stockholder Representative from and against any Losses the Stockholder Representative may suffer as a result of any such action or omission.

  The Stockholder Representative will receive no compensation for services as the Stockholder Representative. The Series G Holders will reimburse the Stockholder Representative, on the basis of their respective Pro Rata Shares of the Net Merger Consideration, for professional fees and expenses of any attorney, accountant or other advisors retained by the Stockholder Representative and other reasonable out-of- pocket expenses incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative's duties under this Agreement (collectively, the "Representative Expenses") and none of the Representative Expenses will be paid from the Escrow Amount.

  This appointment and grant of power and authority by the Stockholders to the Stockholder Representative pursuant to this Section 11.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Stockholder or by operation of Law, whether upon the death or incapacity of any Stockholder, or by the occurrence of any other event.

11.2   Notices. All notices and other communications under this Agreement shall be in writing and shall be given by: (a) personal delivery or by nationally recognized overnight courier service (costs prepaid), or (b) postage prepaid U.S. certified or registered mail, return receipt requested and marked to the attention of the individual (by name or title) designated below (or to such other address, or individual as a party may hereafter designate by notice to the other parties, given in accordance with the provisions of this paragraph):

(a) If to the Company Aristos Logic Corporation 27051 Towne Center Drive, Suite 290 Foothill Ranch, California 92610 Attention: Anil Gupta	(b) If to the Purchaser or the Merger Sub Adaptec, Inc. 691 S. Milpitas Boulevard Milpitas, California 95035 Attention: Sundi Sundaresh

Legal Department

With a copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attention: Numan J. Siddiqi, Esq.	With a copy to: Fenwick & West LLP 801 California Street Mountain View, California 94041 Attention: Dennis DeBroeck, Esq. Kenneth Linhares, Esq.

(c) If to the Stockholder Representative:

TPG Ventures, L.P.
345 California Street, Suite 3300
San Francisco, CA 94104
Attention: Steven Foster

with a copy to:

TPG Capital, L.P.
301 Commerce Street, Suite 3300
Forth Worth, TX 76102
Attention: General Counsel

11.3   Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement. Any amendment of this Agreement signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed such amendment.

11.4   Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. Any such extension or waiver signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed the extension or waiver. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

11.5   Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

11.6   Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Company may not assign any rights under this Agreement without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

11.7   Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

11.8   Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

11.9   Governing Law. Unless any exhibit or schedule specifies a different choice of law, the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its exhibits and schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

11.10   Disputes. The Purchaser and the Company (or, after the Effective Time, the Stockholder Representative) agree to use their respective commercially reasonable efforts to resolve between themselves any dispute they have with respect to the matters covered hereby, pursuant to this Agreement, the Ancillary Agreements or any agreement or document delivered pursuant hereto or thereto, including any amendments hereof and thereof in the following manner: The parties mutually desire that friendly collaboration will develop between themselves. Accordingly, and without limiting any rights hereunder, the parties will try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, any agreement or document delivered pursuant hereto or any other Ancillary Agreements.

11.11   Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of California (or, if subject matter jurisdiction in that court is not available, in the state courts of California located in the County of Santa Clara, California) over any dispute arising out of or relating to this Agreement, any Ancillary Agreement or any agreement or instrument contemplated hereby or thereby or entered into in connection herewith or therewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts). The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

11.12   Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.

11.13  Expenses. Each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives; provided, however, that if the Merger is consummated, the Purchaser shall pay all Closing Expenses; provided, further, that all Closing Expenses shall be taken into account in the calculation of the Net Merger Consideration according to the definition of such term. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

11.14   Construction. Any reference in this Agreement to an "Article," "Section," "Exhibit" or "Schedule" refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term "including" means "including without limitation" and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the Agreement Date first set forth above.

"Purchaser" Adaptec, Inc., a Delaware corporation By: /s/ Subramanian Sundaresh Name: Subramanian Sundaresh Title: President and Chief Executive Officer	"Company" Aristos Logic Corporation, a Delaware corporation By: /s/ Anil Gupta Name: Anil Gupta Title: President and Chief Executive Officer
"Merger Sub" Ariel Acquisition Corp., a Delaware corporation By: /s/ Mary Dotz Name: Mary Dotz Title: Chief Financial Officer

"Stockholder Representative"
 Solely for the purposes related to the Stockholder Representative as set forth herein

TPG Ventures, L.P.

By:       TPG Ventures GenPar, L.P.
By:       TPG Ventures Advisors, LLC

By: /s/ Clive D. Bode
Name: Clive D. Bode
Title: Vice President

List of Exhibits

Exhibit A Definitions

Exhibit B-1 Employees to Sign Employment Offer Letters

Exhibit B-2 Form of Employment Offer Letter

Exhibit C-1 List of Voting Agreement Signatories

Exhibit C-2 Form of Voting Agreement

Exhibit D Certificate of Merger

Exhibit E Form of Escrow Agreement

Exhibit F Management Liquidation Pool Allocation Schedule

Exhibit G Form of Waiver and Release Agreement

Exhibit H-1 Preliminary Merger Consideration Allocation Schedule

Exhibit H-2 Final Merger Consideration Allocation Schedule

Exhibit I Company Disclosure Schedule

Exhibit J Opinion of Stradling Yocca Carlson & Rauth

Exhibit K Company Secretary's Certificate

List of Schedules

Schedule 6.1(c) Closing Consents and Authorizations of the Company

Schedule 6.1(t) Closing Confirmatory Intellectual Property Assignments

Exhibit A

Definitions

For the purposes of this Agreement:

"9.1(g) Indemnification Claim" has the meaning set forth in Section 9.5(c).

"Abandoned Claim" means an Indemnification Claim (1) which is triggered by a third-party litigation to which none of the Stockholder Representative, Purchaser, Merger Sub, or the Surviving Corporation is a party; (2) which is triggered by the indemnification claim(s) by the defendant(s) in such third-party litigation against the Surviving Corporation, Stockholder Representative, Merger Sub, and/or Purchaser; and (3) where, in such third-party litigation, one or more of the following circumstances occurs: (i) the plaintiff(s) in such third-party litigation withdraws its claim(s) which triggered the Indemnification Claim; (ii) the plaintiff(s) in such third party litigation releases and/or settles its claim(s) which triggered the Indemnification Claim and as a result of such release and/or settlement, the defendant(s) in such third-party litigation does not assert a claim (whether for indemnification, contribution or otherwise) against any Purchaser Indemnified Party or all Purchaser Indemnified Parties are released from any liability to the defendant(s) in such third-party litigation; (iii) the plaintiff(s)'s claim(s) in such third-party litigation which triggered the Indemnification Claim is dismissed or otherwise disposed of; (iv) the plaintiff(s) in such third-party litigation takes no material steps to advance or prosecute its claim(s) which triggered the Indemnification Claim for a period of not less than twelve (12) months; or (v) the defendant(s) in such third-party litigation which initially claimed indemnification against either Purchaser, Merger Sub, Stockholder Representative and/or Company takes no material steps to advance or prosecute its indemnification claim(s) for a period of not less than twelve (12) months; provided that in the case of clauses (iv) and (v), any period of time during the course of such third-party litigation in which such third-party litigation is stayed by a court of competent jurisdiction shall not be counted toward the twelve (12) month period.

"Acquisition Proposal" means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, or from stockholders of the Company, by any Person or Group of more than a ten percent (10%) interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company (other than any acquisition from the Company of shares of Company Capital Stock pursuant to the exercise of a Company Option or Company Warrant that is outstanding on the Agreement Date); (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than ten percent (10%) of the assets of the Company in any single transaction or series of related transactions; (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any dividend or other distribution of property by the Company to any Company Securityholder, whether of cash or other property; or (D) any other transaction outside of the ordinary course of business the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Merger or the Purchaser's objective of acquiring the entire business and assets of the Company.

"Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term "Affiliate" also includes (a) the individual's spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual's spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the introductory paragraph.

"Agreement Date" has the meaning set forth in the first sentence of this Agreement.

"Ancillary Agreements" means, collectively, the Escrow Agreement and the Voting Agreements.

"Balance Sheet" has the meaning set forth in Section 3.5.

"Base Consideration" has the meaning set forth in Section 2.1(a)(ii).

"Business Day" means any day other than a Saturday, Sunday or any day on which banking institutions in the State of California are closed either under applicable Law or action of any Governmental Authority.

"CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

"Certificate" has the meaning set forth in Section 2.4(a)(iv).

"Certificate of Merger" has the meaning set forth in Section 1.2(a).

"CGCL" means the California General Corporation Law.

"Claim Notice" has the meaning set forth in Section 9.3(a).

"Claim Proceeds" has the meaning set forth in Section 9.5(c).

"Closing" has the meaning set forth in Section 1.2.

"Closing Adjustment Certificate" has the meaning set forth in Section 2.7(a).

"Closing Balance Sheet" has the meaning set forth in 3.7(a).

"Closing Date" has the meaning set forth in Section 1.2.

"Closing Expenses" means all legal, accounting, Tax, financial advisory, investment bank and other professional or transaction fees (including without limitation any fees, other compensation, costs or expense reimbursement to Page Mill Partners), costs and expenses incurred by the Company in connection with the Merger, this Agreement, change of control and severance obligations (whether or not billed or accrued), and the employer portion of any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by the Purchaser (on behalf of the Company), the Company or the Surviving Corporation with respect to the Base Consideration payable pursuant to this Agreement (including, for such purpose, the Management Liquidation Pool) or any such Taxes that may arise if loans or other obligations owed by Stockholders or employees are forgiven in connection with the Merger and shall include one-half (1/2) of the cost of any D&O Extension Premium that may be paid pursuant to Section 5.13 and any fees, costs and expenses incurred by employees of the Company in connection with this Agreement and the transactions contemplated by this Agreement (including without limitation in connection with the Management Liquidation Pool, the Employment Offer Letters and the Option Termination Documentation) paid for or to be paid for by the Company.

"Closing Indebtedness" means the aggregate Indebtedness of the Company as of the close of business on the Closing Date.

"Closing Payment" means the aggregate amount to be paid to the Series G Holders at the Closing, which amount shall equal the Net Merger Consideration minus the Escrow Amount.

"COBRA" has the meaning set forth in Section 3.16(c).

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in Section 3.4(b).

"Company" has the meaning set forth in the introductory paragraph.

"Company Ancillary Agreements" means the Ancillary Agreements and any other agreement or Contract that the Company is required to enter into pursuant to the terms of this Agreement or any of the Ancillary Agreements.

"Company Business" has the meaning set forth in Section 3.13(a).

"Company Capital Stock" means all of the issued and outstanding shares of Common Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Stock Series D Preferred Stock, Series E, Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

"Company Disclosure Schedule" has the meaning set forth in the introductory paragraph in Article 3.

"Company IP Rights Agreements" has the meaning set forth in Section 3.13(c).

"Company Intellectual Property" has the meaning set forth in Section 3.13(a).

"Company Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Company or an ERISA Affiliate, or with respect to which the Company, any Company Subsidiary or ERISA Affiliate has

or may have any Liability, including but not limited to any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or an ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Company or an ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate has or may have any Liability.

"Company Product or Service" has the meaning set forth in Section 3.13(a).

"Company Representatives" have the meaning set forth in Section 5.5(a).

"Confidential Information" means any information, in whatever form or medium, concerning the business or affairs of the Company.

"Contested Claim" has the meaning set forth in Section 9.2(d).

"Continuing Employees" means those employees of the Company or any of its Subsidiaries immediately prior to the Effective Time who are identified as such in Section 3.17(a) of the Company Disclosure Schedule.

"Contract" means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

"DGCL" has the meaning set forth in Section 1.1.

"Dissenting Shares" has the meaning set forth in Section 2.6.

"DOL" has the meaning set forth in Section 3.16(b).

"D&O Extension Premium" has the meaning set forth in Section 5.13.

"D&O Insurance" has the meaning set forth in Section 5.13.

"Effective Time" has the meaning set forth in Section 1.2(a).

"Eligible Employee" has the meaning set forth in Section 2.3(d).

"Employment Offer Letter" has the meaning set forth in the recitals.

"Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

"Environmental Law" means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

"Escrow Agreement" has the meaning set forth in 1.2(c)(i)

"Escrow Amount" has the meaning set forth in Section 2.1(a)(i).

"Escrow Agent" has the meaning set forth in Section 1.2(c)(i).

"Escrow Fund" has the meaning set forth in Section 1.2(c)(ii).

"Export Approvals" has the meaning set forth in Section 3.28(a).

"Excess Company Closing Liabilities" means the amount of the Company's total liabilities requiring the payment of cash by the Company that exist as of the Closing Date (as defined by and determined in accordance with GAAP) as set forth on the Closing Date Balance Sheet in excess of $1,000,000; provided however, that Excess Company Closing Liabilities shall not include liabilities for accrued vacation or preferred stock warrants as set forth on the Closing Date Balance Sheet; provided, further, that for the sake of clarity, Excess Company Closing Liabilities shall also not include the Closing Indebtedness, the Purchaser Closing Loan Balance, the Special Employee Bonus Pool or the Closing Expenses.

"FCPA" has the meaning set forth in Section 3.19(d).

"Final Award" has the meaning set forth in Section 9.2(e).

"Final Merger Consideration Allocation Schedule" has the meaning set forth in Section 2.4(a)(ii).

"Financial Statements" has the meaning set forth in Section 3.5.

"Foreign Plan" has the meaning set forth in Section 3.16(j).

"Fully-Diluted Series G Preferred Stock" means the sum, without duplication, of (A) the aggregate number of shares of Series G Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than such shares of Series G Preferred Stock held by the Purchaser), plus (B) the aggregate number of shares of Series G Preferred Stock issuable upon the exercise of all Warrants (whether or not then vested or exercisable) or other direct or indirect rights to acquire shares of Series G Preferred Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time and which for any reason are not terminated at the Effective Time (other than such shares of Series G Preferred Stock or such rights to acquire shares of Series G Preferred Stock held by the Purchaser).

"GAAP" means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

"Governmental Authority" means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

"Governmental Authorization" means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"GPL" has the meaning set forth in Section 3.13(m).

"Group" means the definition ascribed to such term under Section 13(d) of the Exchange Act of 1934, as amended, the rules and regulations thereunder and related case law.

"Inbound Licenses" have the meaning set forth in Section 3.13(a).

"Indebtedness" means, without duplication, (a) all obligations and liabilities of the Company or any of its subsidiaries for borrowed money; (b) all obligations and liabilities of the Company or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Company, whether or not the obligation secured thereby has been assumed by the Company or any of its subsidiaries; (d) all guarantees by the Company or any of its subsidiaries of obligations of others for borrowed money; and (e) all obligations and liabilities, contingent or otherwise, of the Company or any of its subsidiaries as an account party in respect of letters of credit and letters of guaranty, provided, however, that the term "Indebtedness" shall not mean or include the Purchaser Loans or the Purchaser Closing Loan Balance. For the avoidance of doubt, as used in this definition of "Indebtedness" the term "Indebtedness" includes without limitation all obligations to repay principal, accrued interest, prepayment and other penalties or premium (whether characterized as such or not), late charges, or other payments of any kind due or arising (or that may become due or arising) with respect to the various obligations and liabilities described in this definition and includes without limitation all of the Company's obligations to VLL under that certain Loan and Security Agreement dated as of August 22, 2005, by and between the Company and Venture Lending & Leasing IV, Inc., that certain Loan and Security Agreement dated as of October 27, 2006, by and between the

Company and Venture Lending & Leasing IV, Inc. and that certain Loan and Security Agreement dated as of March 28, 2008, by and between the Company, Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc., and any other agreement (if any) between the Company and Venture Lending & Leasing IV, Inc. or Venture Lending & Leasing V, Inc. or any of their respective Affiliates and any associated or related promissory notes or agreements.

"Indemnification Claim" has the meaning set forth in Section 9.2(a).

"Indian Subsidiary" has the meaning set forth in Section 3.1(b).

"Intellectual Property" means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(1) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part ("Patents");

(2) all copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights ("Copyrights");

(3) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications;

(4) all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing;

(5) Internet addresses and domain names and related registrations and applications and any renewals or extensions ("Internet Addresses");

(6) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind ("Trade Secrets");

(7) all computer software including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating to the foregoing ("Software");

(8) all mask works ("Mask Works");

(9) all databases and data collections and all rights in the same;

(10) all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as "moral rights," in any of the foregoing;

(11) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;

(12) all tangible embodiments of any of the foregoing, in any form and in any media;

(13) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and

(14) all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

"Interim Balance Sheet" has the meaning set forth in Section 3.5.

"Internally Used Shrinkwrap Software" means Software licensed to the Company under generally available retail shrinkwrap or internet clickthrough licenses and used in the Company's business, but not incorporated into Software, products licensed or sold and distributed, or anticipated to be licensed or sold and distributed, by the Company to customers or otherwise resold and distributed by the Company.

"IRA" has the meaning set forth in Section 2.3(b).

"IRS" means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

"J.A.M.S." has the meaning set forth in Section 9.2(e).

"Judgment" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

"Key Employees" has the meaning set forth in Section 6.1(i).

"Knowledge" means (a) an individual will be considered to have "Knowledge" of a fact or matter if the individual is aware of the fact or matter after reasonable inquiry of such individual, and (b) an entity will be considered to have "Knowledge" of a fact or matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner, executor or trustee of that entity (or in similar capacity) has, or at any time had, Knowledge of the fact or matter after reasonably inquiry of such director, manager or senior executive, officer, partner, executor or trustee.

"Law" means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

"Leased Real Property" has the meaning set forth in Section 3.12(b).

"Level 1 Employee" means any Participating Employee with a title of vice-president or higher as reflected on the Management Liquidation Pool Allocation Schedule.

"Level 2 Employee" means any Participating Employee with a title of director as reflected on the Management Liquidation Pool Allocation Schedule.

"Level 3 Employee" means any Participating Employee with a title of senior engineer as reflected on the Management Liquidation Pool Allocation Schedule.

"Level 4 Employee" means any Participating Employee who is not a Level 1 Employee, Level 2 Employee, Level 3 Employee or a Transitional Employee.

"Liability" includes liabilities, debts or other obligations of any nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, due or to become due, including those arising under any Law, action or governmental order and those arising under any Contract.

"Limited License" has the meaning set forth in Section 3.13(m).

"Liquidation Pool Base" has the meaning set forth in Section 2.3(a).

"Loss" means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys' or other professional fees and expenses and court costs), injury, liability, Tax or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

"Management Liquidation Pool" has the meaning set forth in Section 2.3(a).

"Management Liquidation Pool Allocation Schedule" has the meaning set forth in Section 2.3(b).

"Material Adverse Change" means a change which would have a Material Adverse Effect.

A violation, circumstance, change, effect or other matter is deemed to have a "Material Adverse Effect" on (a) the Purchaser, if such violation, circumstance, change, effect or other matter would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transaction contemplated thereby, or (b) the Company, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters (regardless of whether or not such violations, circumstances, changes, effects or other matters is inconsistent with or constitutes a breach of any representation or warranty made by the Company in this Agreement) has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, prospects, assets (including intangible assets) and liabilities, results of operations or financial performance of the Company and its Subsidiary, taken as a whole, provided, however, that with respect to the Company and its Subsidiary, in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Material Adverse Effect: (i) any changes or effects resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events) unless the Company and its Subsidiary are disproportionately affected thereby compared to other companies generally, (ii) any changes or effects resulting from or arising out of general market, economic or political conditions in the industries in which the Company and its Subsidiary conduct business (including any changes arising out of acts of terrorism. or war, weather conditions or other force majeure events) unless the Company and its Subsidiary are disproportionately affected thereby compared to other industry participants generally, (iii) any changes or effects resulting from or arising out of actions taken pursuant to this Agreement or at the request of the Purchaser or the failure to take any actions due to restrictions set forth in this Agreement, and (iv) any changes or effects resulting from or arising out of any change in accounting requirements or principles or any change in applicable Laws.

"Material Contracts" has the meaning set forth in Section 3.14(a).

"Merger" has the meaning set forth in Section 1.1.

"Merger Sub" has the meaning set forth in the introductory paragraph.

"Multiemployer Plan" has the meaning set forth in Section 3.16(c).

"Net Merger Consideration" has the meaning set forth in Section 2.1(a)(iii).

"Non-Disclosure Agreement" has the meaning set forth in Section 5.6(b).

"Objection Notice" has the meaning set forth in Section 9.3(b)(ii).

"Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Open Source License" has the meaning set forth in Section 3.13(m).

"Open Source Materials" has the meaning set forth in Section 3.13(m).

"Optionholder" means any holder of Options.

"Option Plan Amendment" has the meaning set forth in Section 6.1(s).

"Options" has the meaning set forth in Section 3.4(a).

"Outbound Licenses" has the meaning set forth in Section 3.13(g).

"Owned Intellectual Property" has the meaning set forth in Section 3.13(a).

"Participating Employees" has the meaning set forth in Section 2.3(b).

"Pension Plan" has the meaning set forth in Section 3.16(b).

"Person" means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any

Governmental Authority.

"Predecessor" has the meaning set forth in Section 3.6.

"Preferred Stock" has the meaning set forth in Section 3.4(b).

"Preliminary Merger Consideration Allocation Schedule" has the meaning set forth in Section 2.4(a)(i).

"Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Pro Rata Share" means, with respect to each Series G Holder (other than the Purchaser), the quotient (rounded to the seventh decimal place) obtained by dividing (a)  the number of issued and outstanding shares of Series G Preferred Stock (other than shares which constitute and remain Dissenting Shares) held by such Series G Holder immediately prior to the Effective Time, by (b) the number of issued and outstanding shares of Series G Preferred Stock (other than shares which constitute and remain Dissenting Shares) held by all Series G Holders immediately prior to the Effective Time.

"Purchaser" has the meaning set forth in the introductory paragraph.

"Purchaser Indemnified Parties" have the meaning set forth in Section 9.1.

"Purchaser Loans" means loans of money by the Purchaser to the Company which give rise to the Purchaser Closing Loan Balance.

"Purchaser Closing Loan Balance" means the dollar amount equal to the total outstanding balance of principal and interest under (i) the promissory note issued by the Company to the Purchaser on August 13, 2008 in the principal amount of $700,000 and (ii) any Later Note (as hereinafter defined). A "Later Note" means a promissory note or notes that may be issued by the Company to the Purchaser on or after August 28, 2008 and prior to the Effective Time; provided however, that notwithstanding the foregoing, the promissory note issued by the Company to the Purchaser on August 28, 2008  (the "Second Note") shall be considered to be a Later Note only if the Effective Time of the Merger occurs after midnight, Pacific Time on Tuesday, September 9, 2008, and in no event shall the Second Note or the indebtedness represented thereby, ever be considered to be, nor ever included in, the Closing Indebtedness or the Excess Company Closing Liabilities.

"Qualified Plan" has the meaning set forth in Section 3.16(b).

"Registered Intellectual Property" means Intellectual Property owned by, filed in the name of, or applied for, by the Company that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

"Representative Expenses" has the meaning set forth in Section 11.1(e).

"Requisite Stockholder Approval" has the meaning set forth in Section 3.2.

"Reserved Escrow Funds" has the meaning set forth in Section 2.8.

"RoHS Directive" has the meaning set forth in Section 3.18(f).

"Securityholder" means the Stockholders, Optionholders and Warrantholders, collectively.

"Series B-1 Preferred Stock" has the meaning set forth in Section 3.4(b).

"Series C Preferred Stock" has the meaning set forth in Section 3.4(b).

"Series D Preferred Stock" has the meaning set forth in Section 3.4(b).

"Series E Preferred Stock" has the meaning set forth in Section 3.4(b).

"Series F Preferred Stock" has the meaning set forth in Section 3.4(b).

"Series G Cash Amount Per Share" means, for a particular share of Series G Preferred Stock, the quotient obtained by dividing (A) the Net Merger Consideration by (B) the Fully-Diluted Series G Preferred Stock.

"Series G Holder" means each holder of any shares of Series G Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time (other than any such shares that are Dissenting Shares); and provided, that the Purchaser shall in no event be deemed to be a Series G Holder (i) for purposes of Article 9 hereof or (ii) the Escrow Agreement.

"Series G Preferred Stock" has the meaning set forth in Section 3.4(b).

"Settlement Date" has the meaning set forth in Section 9.2(f).

"Significant Customer" has the meaning set forth in Section 3.21(a).

"Significant Supplier" has the meaning set forth in Section 3.12(b).

"Special Employee Bonus Pool" means the employee bonus pool related to IBM, as approved by the Compensation Committee of the Company's board of directors on August 8, 2007 and October 16, 2007.

"Special Representations" have the meaning set forth in Section 9.1(b).

"Stockholder" means any holder of Company Capital Stock.

"Stockholder Materials" has the meaning set forth in Section 5.8.

"Stockholder Related Agreements" means each of the Company's Sixth Amended and Restated Investors' Rights Agreement dated July 27, 2007, the Company's Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement dated July 27, 2007, the Regulatory Side Letter Agreement dated December 10, 2001, by and between the Company and J.P. Morgan Partners L.P. and the Amended and

Restated Letter Agreement dated February 10, 2006, by and between the Company and Seagate Technology LLC.

"Stockholder Representative" has the meaning set forth in the introductory paragraph.

"Stock Option Plan" means the Company's Consolidated & Restated 2000 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, as amended.

"Subsidiary" means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Tax" means (a) any federal, state, local, foreign and other Tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including Taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee's income withholding, other withholding, unemployment and social security or other Tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any Tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

"Tax Return" means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Terminating Employee" has the meaning set forth in Section 2.3(d).

"Termination Date" means September 30, 2008

"Third Party Intellectual Property" has the meaning set forth in Section 3.13(a)(ii).

"Threshold" has the meaning set forth in Section 9.5(a)(i).

"Title IV Plan" has the meaning set forth in Section 3.16(c).

"Transmittal Documentation" has the meaning set forth in Section 2.4(a)(iv).

"Transmittal Letter" has the meaning set forth in Section 2.4(a)(iii).

"Transitional Employee" has the meaning set forth in Section 2.3(c) of the Company Disclosure Schedule.

"Unvested Assets" have the meaning set forth in Section 3.16(i).

"VLL" has the meaning set forth in Section 6.1(o).

"VLL Indebtedness" has the meaning set forth in Section 6.1(o).

"Voting Agreement" has the meaning set forth in Section 5.15..

"Voting Agreement Signatories" has the meaning set forth in Section 5.15.

"Warrantholder" means any holder of Warrants.

"Warrants" has the meaning set forth in Section 3.4(a).

"WEE Directive" has the meaning set forth in Section 3.18(f).